                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          PULITZER PUBLISHING COMPANY

                                      AND

                             MR. EDWARD W. SCRIPPS

                         MRS. BETTY KNIGHT SCRIPPS, AND

                           THE EDWARD W. SCRIPPS AND
                              BETTY KNIGHT SCRIPPS
                         CHARITABLE REMAINDER UNITRUST

                            DATED AS OF MAY 4, 1996

                                    CONTENTS



ARTICLE I.

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1



ARTICLE II.

PURCHASE AND SALE OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         SECTION 2.1  Transfer of the Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         SECTION 2.2  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6


ARTICLE III.

THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         SECTION 3.1  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         SECTION 3.2  Deliveries by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         SECTION 3.3  Deliveries by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10


ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         SECTION 4.1  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         SECTION 4.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         SECTION 4.3  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         SECTION 4.4  No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         SECTION 4.5  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         SECTION 4.6  Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         SECTION 4.7  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         SECTION 4.8  Investment Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         SECTION 4.9  Financial Ability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13


ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         SECTION 5.1  Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         SECTION 5.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         SECTION 5.3  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         SECTION 5.4  No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

         SECTION 5.5  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         SECTION 5.6  Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         SECTION 5.7  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14


ARTICLE VI.

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
GROUP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         SECTION 6.1  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         SECTION 6.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         SECTION 6.3  Company Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         SECTION 6.4  No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         SECTION 6.5  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         SECTION 6.6  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         SECTION 6.7  Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         SECTION 6.8  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         SECTION 6.9  Legal Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         SECTION 6.10 Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (a)      Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (b)      Environmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (c)      Environmental Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                 (d)      Release of Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . .   23
                 (e)      Underground Storage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                 (f)      Asbestos, PCBs, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         SECTION 6.11 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         SECTION 6.12 Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         SECTION 6.13 Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         SECTION 6.14 Employee Benefit Plans; ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         SECTION 6.15 Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         SECTION 6.16 Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . .   28
         SECTION 6.17 Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         SECTION 6.18 Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .   31
         SECTION 6.19 Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         SECTION 6.20 Prepaid Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         SECTION 6.21 Accounts Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         SECTION 6.22 Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         SECTION 6.23 Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         SECTION 6.24 Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         SECTION 6.25 Computer Programs and Software  . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         SECTION 6.26 Family Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         SECTION 6.27 No Illegal or Improper Transactions   . . . . . . . . . . . . . . . . . . . . . . .   33
         SECTION 6.28 Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         SECTION 6.29 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33









         SECTION 6.30 Circulation, Cash Flows   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34


ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         SECTION 7.1  Maintenance of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         SECTION 7.2  Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34


ARTICLE VIII.

ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         SECTION 8.1  Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         SECTION 8.2  Certain Minority Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         SECTION 8.3  Non-Stock Interests.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         SECTION 8.4  Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         SECTION 8.5  Filings; Other Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         SECTION 8.6  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         SECTION 8.7  Directors' and Officers' Indemnification. . . . . . . . . . . . . . . . . . . . . .   38
         SECTION 8.8  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         SECTION 8.9  Certain Tax Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 (a)      Sales and Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 (b)      Tax Returns and Payment of Taxes for Periods through the Closing Date . . . . .   40
                 (c)      Tax Refunds and Credits.    . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 (d)      Indemnification for Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
                 (e)      Charitable Contribution and Net Operating Loss Carryforwards  . . . . . . . . .   42
                 (f)      Tax Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
                 (g)      Mutual Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         SECTION 8.10 Excluded Assets and Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . .   43
         SECTION 8.11 Other Owned Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43


ARTICLE IX.

CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         SECTION 9.1  Conditions to Each Party's Obligations  . . . . . . . . . . . . . . . . . . . . . .   44
         SECTION 9.2  Conditions to Obligations of Sellers  . . . . . . . . . . . . . . . . . . . . . . .   45
         SECTION 9.3  Conditions to Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . . .   45


ARTICLE X.









                                        - iii -
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
TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         SECTION 10.1 Termination by Mutual Consent   . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         SECTION 10.2 Termination by Either Purchaser or the Scripps  . . . . . . . . . . . . . . . . . .   47
         SECTION 10.3 Termination by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         SECTION 10.4 Termination by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         SECTION 10.5 Effect of Termination and Abandonment   . . . . . . . . . . . . . . . . . . . . . .   48


ARTICLE XI.

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         SECTION 11.1 Survival of Representations, Warranties and Agreements; Indemnification   . . . . .   49
         SECTION 11.2 Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         SECTION 11.3 Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         SECTION 11.4 Descriptive Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         SECTION 11.5 Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         SECTION 11.6 Entire Agreement; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         SECTION 11.7 Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         SECTION 11.8 Choice of Forum   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         SECTION 11.9 Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         SECTION 11.10  No Punitive Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         SECTION 11.11  Drafting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         SECTION 11.12  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         SECTION 11.13  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         SECTION 11.14  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         SECTION 11.15  Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         SECTION 11.16  Severability; Validity; Parties in Interest . . . . . . . . . . . . . . . . . . .   58
         SECTION 11.17  Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58


                                   EXHIBITS

A.      Exhibit 1.18(a)         Form of General Escrow Agreement

B.      Exhibit 1.18(b)         Form of Ownership Escrow Agreement

C.      Exhibit 3.2(g)          Form of Release of Claims by Sellers against
                                each member of the Company Group

D.      Exhibit 7.2(d)          Form of Release of Claims by the Company Group
                                against Sellers

E.      Exhibit 9.2(e)          Form of Legal Opinion of Fulbright & Jaworski
                                L.L.P.

F.      Exhibit 9.3(f)          Form of Legal Opinion of Wilmer, Cutler &
                                Pickering

G.      Exhibit 9.3(j)          Form of Covenant Not To Compete

                                  SCHEDULES

1.      Schedule 1.26           Knowledge of Company Group
2.      Schedule 2.2            Ownership of Common Stock
3.      Schedule 2.2(d)         Working Capital Adjustments
4.      Schedule 5.5            Seller Litigation
5.      Schedule 6.1            Company Group
6.      Schedule 6.3(a)         Company Subsidiaries
7.      Schedule 6.3(b)         Minority and Other Interests
8.      Schedule 6.3(c)         Other Company Interests
9.      Schedule 6.3(d)         Company Non-Stock Interests
10.     Schedule 6.3(g)         Excluded Subsidiaries' Business
11.     Schedule 6.5            Taxes
12.     Schedule 6.6(a)         Real Property (Owned)
13.     Schedule 6.6(b)         Real Property (Leased)
14.     Schedule 6.6(c)         Rights of Ingress and Egress
15.     Schedule 6.6(d)         Owned Real Property Compliance
16.     Schedule 6.6(e)         Owned Real Property Laws Compliance
17.     Schedule 6.7            Personal Property
18.     Schedule 6.8            Company Litigation
19.     Schedule 6.9            Legal Compliance
20.     Schedule 6.10           Environmental Matters
21.     Schedule 6.11(a) & (b)  Company Insurance
22.     Schedule 6.12           Intellectual Property
23.     Schedule 6.13           Labor Matters
24.     Schedule 6.14(a)        Company Plans
25.     Schedule 6.14(b)        Benefit Plan Issues
26.     Schedule 6.14(c)        Multiemployer Pension Plans
27.     Schedule 6.14(d)        Modifications to Plans and Arrangements
28.     Schedule 6.14(e)        Benefit Penalties and Returns
29.     Schedule 6.14(i)        Severance
30.     Schedule 6.16           Certain Changes or Events
31.     Schedule 6.17           Contracts
32.     Schedule 6.18           Undisclosed Liabilities
33.     Schedule 6.20           Prepaid Expenses
34.     Schedule 6.21           Accounts Payable and Accrued Expenses
35.     Schedule 6.23           Guarantees
36.     Schedule 6.24           Bank Accounts
37.     Schedule 6.25           Computer Programs and Software
38.     Schedule 6.26           Family Contracts
39.     Schedule 6.28           Certain Company Fees
40.     Schedule 6.30           Circulation and Cash Flow
41.     Schedule 7.2(c)         Excluded Assets and Subsidiaries
42.     Schedule 9.3(l)         Certain Contracts and Obligations

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of May 4, 1996, by and among Pulitzer Publishing Company, a Delaware corporation ("Purchaser"), Mr. Edward W. Scripps, Mrs. Betty Knight Scripps (collectively, Mr. and Mrs. Scripps are referred to herein as the "Scripps"), and The Edward W. Scripps and Betty Knight Scripps Charitable Remainder Unitrust (the "Trust" and, collectively with the Scripps, the "Sellers" and each a "Seller").

     WHEREAS, Scripps League Newspapers, Inc., a Delaware corporation (the "Company"), is engaged primarily in the newspaper business through a network of Subsidiaries (as hereinafter defined); and

     WHEREAS, Sellers wish to sell, and Purchaser wishes to purchase, all of the issued and outstanding shares of the Common Stock of the Company upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, the Board of Directors of Purchaser has approved the Stock Purchase upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                 ARTICLE I.

                                 DEFINITIONS

     Capitalized terms used herein shall have the meanings ascribed to them in
Article I unless such terms are defined elsewhere in this Agreement.

     1.1 "Acquisition Proposal" means any proposal to purchase or acquire any equity securities or (except in the ordinary course of business) assets of, or merge, combine or enter into any similar transaction with any member of the Company Group.

     1.2 "Action" means any action, suit, arbitration, inquiry, proceeding or investigation.

     1.3 "Cash Adjustment" has the meaning given it in Section 2.2(b) of this Agreement.

     1.4 "Closing" has the meaning given it in Section 3.1 of this Agreement.

     1.5 "Closing Date" has the meaning given it in Section 3.1 of this Agreement.

     1.6 "Code" means the Internal Revenue Code of 1986, as amended.

     1.7 "Common Stock" means the Class A non-voting common stock, par value $1.00, and Class B voting common stock, par value $1.00, of the Company.

     1.8 "Company Business" means the newspaper business engaged in by the Company Group as of the date of the Closing.

     1.9 "Company Business Owned Real Property" has the meaning given to it in
Section 6.6(a) of this Agreement.

     1.10 "Company Group" means the Company and the Subsidiaries other than the Excluded Subsidiaries.

     1.11 "Company Plan" means each "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and any other employee benefit, bonus, fringe benefit, deferred compensation, equity based compensation, severance and welfare plan, employment or severance agreement and any similar arrangement that is maintained or contributed to by any member of the Company Group for the benefit of any employee or former employee or director or former director of any member of the Company Group, in such capacity, and any other plan for which any member of the Company Group could incur liability under Section 412 of the Code or Title IV of ERISA other than Multiemployer Pension Plans.

     1.12 "Contracts" has the meaning given it in Section 6.17.

     1.13 "Environmental Claims" means any and all claims, actions, causes of action, or other written notices by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (i) the presence or release into the environment of any Hazardous Material at any location, whether or not owned or operated by the Company or any Subsidiary or any Seller, or (ii) circumstances forming the basis of any violation of any Environmental Laws.

     1.14 "Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, judicial orders, decrees, codes, injunctions, permits, consent decrees, consent orders and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

     1.15 "Environmental Permits" means any and all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of the Company and the Subsidiaries as currently conducted.

     1.16 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.17 "Escrow Agent" means NationsBank as escrow agent under the General Escrow Agreement or Ownership Escrow Agreement, as the case may be.

     1.18 "Escrow Agreements" means those certain escrow agreements, substantially in the form of Exhibits 1.18(a) and (b), dated as of the Closing Date, by and among the Scripps, Purchaser, and the Escrow Agent. The Escrow Agreement in the form of Exhibit 1.18(a) is referred to herein as the "General Escrow Agreement." The Escrow Agreement in the form of Exhibit 1.18(b) is referred to herein as the "Ownership Escrow Agreement."

     1.19 "Excluded Assets and Subsidiaries" means the assets and Subsidiaries listed on Schedule 7.2(c).

     1.20 "Excluded Subsidiaries" means the Subsidiaries listed on Schedule 7.2(c).

     1.21 "Family Contracts" shall have the meaning given it in Section 6.26 of this Agreement.

     1.22 "GAAP" means generally accepted accounting principles.

     1.23 "Government Entity" means any foreign, federal, state, or local court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority.

     1.24 "Hazardous Materials" means any and all toxic, radioactive, caustic or otherwise hazardous substances, including petroleum, its derivatives, by-products and other hydrocarbons, and any and all substances having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any and all substances regulated under Environmental Laws.

     1.25 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.26 "Knowledge of the Company Group" means to the actual knowledge of any person who, as of the date of execution of this Agreement or the Closing Date, as the case may be, is (i) an officer or director of any member of the Company Group, (ii) the publisher of any newspaper published by any member of the Company Group, or (iii) a person who is listed on Schedule 1.26.

     1.27 "Knowledge of the Purchaser" means to the actual knowledge of any officer or director of the Purchaser.

     1.28 "Knowledge of a Seller" means to the actual knowledge of such Person.

     1.29 "Laws" has the meaning given it in Section 6.6(e).

     1.30 "Leased Real Property" has the meaning given it in Section 6.6(b) of this Agreement.

     1.31 "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     1.32 "Losses" has the meaning given it in Section 11.1(b)(i).

     1.33 "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of the members of the Company Group taken as a whole, other than changes or effects resulting from (i) changes attributable to conditions affecting the newspaper business generally, (ii) changes in general economic conditions, (iii) cyclical changes that are consistent with the past operating history of the Company Business, or (iv) changes attributable to the announcement or pendency of this transaction. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

     1.34 "Multiemployer Pension Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     1.35 "Owned Real Property" shall have the meaning given it in Section 6.6(a) of this Agreement.

     1.36 "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a Government Entity.

     1.37 "Personal Property" shall have the meaning given it in Section 6.7 of this Agreement.

     1.38 "Purchaser Benefit Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, and fringe benefit plans, programs, or agreements of the Purchaser in effect as of the date hereof.

     1.39 "Purchase Price" has the meaning given it in Section 2.2(a) of this Agreement.

     1.40 "Stock Purchase" means the purchase of Common Stock by Purchaser from Sellers under this Agreement.

     1.41 "Subsidiaries" means the subsidiaries of the Company listed in
Schedule 6.3(a).

     1.42 "Taxes" means any and all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes.

     1.43 "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     1.44 "Working Capital Adjustment" has the meaning given it in Section 2.2(c) of this Agreement.

                                 ARTICLE II.

                      PURCHASE AND SALE OF COMMON STOCK

        SECTION 2.1 Transfer of the Common Stock. Upon the terms and subject to the conditions hereof, at the Closing, Purchaser will purchase from Sellers, and Sellers will sell, transfer and deliver to Purchaser, all of their respective shares of Common Stock for their respective pro rata portions of the Purchase Price specified in Section 2.2, free and clear of all Liens.

        SECTION 2.2 Purchase Price. Subject to the following sentence, Purchaser agrees to pay to Sellers the Purchase Price (as hereinafter defined) by wire transfer or other delivery of immediately available funds at the Closing. Of the Purchase Price payable to the Scripps, Ten Million Dollars ($10,000,000.00) shall be deposited by Purchaser at the Closing with the Escrow Agent pursuant to the General Escrow Agreement, and Eleven Million Dollars ($11,000,000.00) shall be deposited by Purchaser at the Closing with the Escrow Agent pursuant to the Ownership Escrow Agreement. The Purchase Price shall be allocated among Sellers as indicated in Schedule 2.2 (as amended by written agreement of Sellers from time to time). As used in this Agreement, the following terms have the following meanings:

        (a) "Purchase Price" means the result obtained by: (i) adding Two Hundred Fifteen Million Dollars ($215,000,000.00); (ii) adding the Cash Adjustment; (iii) adding the Working Capital Adjustment; (iv) subtracting long-term debt, net of long-term debt due within one year, of the Company Group as of the Closing Date, as determined by the Company from the Company Group's books and records; (v) subtracting One Million Six Hundred Thousand Dollars ($1,600,000.00) if Scripps Marin Publishing Co. is an Excluded Subsidiary; (vi) subtracting Four Million Three Hundred Thousand Dollars ($4,300,000.00) if Scripps Vermont Publishing Co. is an Excluded Subsidiary; (vii) subtracting One Million One Hundred Thousand Dollars ($1,100,000.00) if Record-Gazette, Inc. is an Excluded Subsidiary; (viii) subtracting One Million Eight Hundred Thirty-five Thousand Dollars ($1,835,000.00) if Perry County Publishing Co. is an Excluded Subsidiary; (ix) subtracting One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00) if Midway Driller, Inc. is an Excluded Subsidiary; and (x) subtracting any amounts reserved on the Closing Date Balance Sheet (as defined below) for buying out or acquiring the Minority Owned Shares (as defined in Section 6.3(e)) or Common Stock held by (or formerly held by) persons other than Sellers and not otherwise included in clauses (iii) or (iv) of this Section 2.2(a).

     (b) "Cash Adjustment" means the amount of cash on hand in the Company Group's accounts as of the Closing Date. For purposes of the Closing, the amount of the Cash Adjustment shall be estimated on the basis of the most current information then available and the Purchase Price shall be calculated on the basis of that estimate, but $325,000 of the Purchase Price shall be held in escrow under the General Escrow Agreement pending a final determination of the Cash Adjustment. The final amount of the Cash Adjustment shall be determined by the Company from the Company Group's books and records and reported in writing to all parties hereto within thirty (30) days after the Closing Date. Purchaser and the Scripps shall have the right, upon written request made within five (5) business days after receiving such report, to review or have its auditors review the Company's determination of the final amount of the Cash Adjustment, including the books and records on which such determination was based. If Purchaser or the Scripps disagree with the Company's determination of the final amount of the Cash Adjustment, they shall meet to attempt to resolve such disagreement. If any such disagreement remains unresolved as of the thirtieth (30th) day after receipt of the report, the final amount of the Cash Adjustment shall be determined by a firm of nationally-recognized, independent auditors selected jointly by Purchaser and the Scripps, and the decision of such auditors shall be final and binding on all parties. Within five (5) business days after the Cash Adjustment is finally determined, the escrowed funds shall be distributed and each party shall make any additional payments necessary to place all parties in the positions they would have occupied if the amount of the Cash Adjustment (as finally determined) had been known on the Closing Date (without payment of interest).

     (c) "Working Capital Adjustment" means the result obtained by subtracting the Company's consolidated Net Working Capital (as defined below) as reflected in the Company's September 30, 1995 audited consolidated financial statements from the Company's consolidated Net Working Capital on the Closing Date, in each case after taking into account the pro forma balance sheet adjustments in the manner contemplated by Schedule 2.2(d) (the "Pro Forma Adjustments"). For purposes of the Closing, the amount of the Working Capital Adjustment shall be estimated on the basis of the most current information then available and the Purchase Price shall be calculated on the basis of that estimate.

     (i) For purposes hereof, "Net Working Capital" means the difference between (1) the consolidated pro forma Current Assets of the Company (as defined below), excluding cash, after taking into account the Pro Forma Adjustments and (2) the consolidated pro forma Current Liabilities of the Company (as defined below), after taking into account the Pro Forma Adjustments. For purposes hereof, "Current Assets of the Company" shall mean the sum of consolidated (A) trade accounts receivable (less allowance for discounts and doubtful accounts), (B) income taxes receivable, (C) the current portion of any deferred income tax asset, (D) notes receivable, (E) newsprint inventory (reflected at actual cost thereof after giving effect to all the discounts received with respect thereto), and (F) prepaid expenses made in the ordinary course of business; and "Current Liabilities of the Company" shall mean the sum of consolidated (G) accounts payable, (H) accrued liabilities, (I) deferred subscription revenue, (J) long-term debt due within one year, and (K) current income taxes payable, if any.

     (ii) The final amount of the Working Capital Adjustment shall be determined by the Company from the Company Group's books in accordance with GAAP applied consistently with the Company's historical practices and, in particular but without limitation, will include the Pro Forma Adjustments and all other adjustments (including adjustments normally made at year-end) necessary to present fairly the Net Working Capital on a pro forma basis as at such time and date and shall be reported in writing to all parties hereto within thirty (30) days after the Closing Date. Purchaser and the Scripps shall have the right, upon written request made within five (5) business days after receiving such report, to review or have its auditors review the Company's determination of the final amount of the Working Capital Adjustment, including the books and records on which such determination was based. If Purchaser or the Scripps disagree with the Company's determination of the final amount of the Working Capital Adjustment, they shall meet to attempt to resolve such disagreement. If any such disagreement remains unresolved as of the thirtieth (30th) day after receiving such report, the final amount of the Working Capital Adjustment shall be determined by a firm of nationally recognized independent auditors selected jointly by Purchaser and the Scripps, and the decision of such auditors shall be final and binding on all parties.
If such auditing firm shall determine that any component of Net Working Capital as of the Closing Date was calculated consistent with the Company's past practice but was not in accordance with GAAP, it shall recalculate the Net Working Capital as of September 30, 1995 so as to bring that amount in accordance with GAAP and the Working Capital Adjustment shall be determined as the difference between such recalculated amounts (it being the parties' intent that the Working Capital Adjustment be used to take into account certain changes in the Company's working capital position between September 30, 1995 and the Closing Date, and that claims that the Company's financial statements were not prepared in accordance with GAAP shall be resolved through indemnification for a breach of a representation or warranty contained in
Article VI). Within five (5) business days after the Working Capital Adjustment is finally determined, each party shall make any additional payments necessary to place all parties in the positions they would have occupied if the amount of the Working Capital Adjustment (as finally determined) had been known on the Closing Date (without payment of interest).

       (d) As soon as practicable after Closing, the Company shall prepare, from the books and records of the Company and Subsidiaries, a draft consolidated balance sheet of the Company Group as of 11:59 p.m. on the date immediately preceding the Closing Date, after taking into account the Pro Forma Adjustments (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet will be prepared in accordance with GAAP applied consistently with the Company's historical practices and, in particular but without limitation, will include the Pro Forma Adjustments and all other adjustments (including adjustments normally made at year end) necessary to present fairly the financial position of the Company Group on a pro forma basis as at 11:59 p.m. on the date immediately preceding the Closing Date. The Company will deliver a draft of the Closing Date Balance Sheet in writing to all the parties hereto within thirty (30) days after the Closing Date. Purchaser and the Scripps have the right, upon written request made within five (5) business days after receiving such draft, to review or have its auditors review the Company's draft of the Closing Date Balance Sheet, including the books and records on which such draft was based. If Purchaser or the Scripps disagree with the Company's draft of the Closing Date Balance Sheet, they shall meet to attempt to resolve such disagreement. If any such disagreement remains unresolved as of the thirtieth
(30th) day after receipt of the report, the form of the Closing Date Balance Sheet shall be determined by a firm of nationally recognized independent auditors selected jointly by Purchaser and the Scripps, and the decision of such auditors shall be final and binding on all parties.

                             ARTICLE III.

                             THE CLOSING

       SECTION 3.1 Closing Date. The Scripps shall as promptly as practicable notify Purchaser, and Purchaser shall as promptly as practicable notify the Scripps when the conditions, contained in Article IX hereof, to such party or parties' obligation to effect the Stock Purchase have been satisfied. The closing of the Stock Purchase (the "Closing") shall take place at the offices of Wilmer, Cutler and Pickering, 2445 M Street, Washington, D.C., on July 1, 1996 (the "Closing Date"), and shall be effective as of 12:01 a.m. on the Closing Date, unless another date, effective time, or place is agreed to in writing by Purchaser and the Scripps.


       SECTION 3.2  Deliveries by Sellers.

       Sellers shall deliver to Purchaser the following at the Closing:


       (a) stock certificates representing (i) all the issued and then outstanding shares of Common Stock, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, in each case with signatures guaranteed by a national bank or member firm of the New York Stock Exchange, and with all necessary stock transfer and other documentary stamps attached, and any other documents that are necessary to transfer to Purchaser good and marketable title to such shares of Common Stock free and clear of all Liens, and (ii) all the issued and then outstanding shares of capital stock of the Subsidiaries (other than Excluded Subsidiaries) free and clear of all Liens;

     (b) good standing certificates for each member of the Company Group from the state of organization and from each other state in which it is qualified to do business, dated as of a date no more than ten (10) days before the Closing Date;

     (c) resignations as officers, directors, and employees of such officers, directors and employees of the Company Group, as Purchaser may request;

     (d) the certificate of Sellers described in Section 9.3 hereof;

     (e) all other documents, certificates, instruments or writings required to be delivered by Sellers or the Company Group at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith;

     (f) a FIRPTA affidavit pursuant to Section 1445(b)(3) of the Code, executed by Sellers; and

     (g) a release of any and all claims whatsoever as of the Closing against each member of the Company Group and its officers, directors, employees and agents, in substantially the form of Exhibit 3.2(g), executed by Sellers.


     SECTION 3.3  Deliveries by Purchaser.

     Purchaser shall deliver to Sellers the following at the Closing:

     (a) the Purchase Price in accordance with Section 2.2;

     (b) a certified copy of any necessary resolutions of Purchaser evidencing approval of this Agreement and the transactions contemplated hereby;

     (c) the certificate of an officer of Purchaser described in Section 9.2 hereof; and
                                     - 10 -

        (d) all other documents, certificates, instruments or writings required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                                 ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF
                                  PURCHASER


        Purchaser hereby represents and warrants to Sellers as follows:

        SECTION 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay the Closing.

        SECTION 4.2 Authority. Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming this Agreement constitutes a valid and binding obligation of Sellers) constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

        SECTION 4.3 Consents and Approvals. Except for applicable requirements of the HSR Act, no filing with, and no permit, authorization, license, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement or the other documents contemplated hereby by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement.

        SECTION 4.4 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or the By-Laws of Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or affected, or (iii) violate any judgment, order, writ, injunction, decree,statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets, except, in the case of clauses
(ii) and (iii), for such violations, breaches, defaults, or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation or modification as to which requisite waivers or consents have been or will be obtained by Purchaser on or prior to Closing and copies of which have been or will be delivered to Sellers.

        SECTION 4.5 Litigation. There is no claim, suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser, the outcome of which would in any manner impair the ability of Purchaser to perform its obligations hereunder or against the transactions contemplated by this Agreement.

        SECTION 4.6 Certain Fees. Purchaser has not entered into, nor will enter into, during the term of this Agreement, any agreement, arrangement or understanding with any Person that will result in the obligation of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        SECTION 4.7 Disclosure. No representation or warranty by Purchaser in this Agreement or any Exhibit or Schedule hereto, or in the certificate described in Section 9.2 hereof, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

        SECTION 4.8 Investment Representation. Purchaser acknowledges that the shares of Common Stock are not registered under the securities laws of any jurisdiction and that it is acquiring the shares of Common Stock for its own account, and not with a view to the distribution thereof. Purchaser is a sophisticated investor with knowledge and experience in financial matters and has received certain information from the Scripps concerning the Company and certain members of the Company Group. Purchaser is purchasing the shares of Common Stock for investment purposes and not with the intention of reselling or distributing such stock; provided, however, that the foregoing representation shall in no way limit

Purchaser's right to dispose of all or any portion of the shares of Common Stock, at any time, at Purchaser's sole discretion.

        SECTION 4.9 Financial Ability. Purchaser is financially capable and has, or will have upon the Closing Date, sufficient cash and other resources available to complete the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement.






                                 ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

        Each of the Scripps jointly and severally represents and warrants, and the Trust individually represents and warrants, to Purchaser as follows:

        SECTION 5.1 Ownership. Such Seller holds of record and owns beneficially the number of shares of Common Stock set forth next to his, her, or its name in Schedule 2.2, free and clear of any Liens. No Seller is a party to any voting trust, proxy, or other agreement, commitment or understanding with respect to the voting, dividend rights or disposition of any capital stock of the Company. The shares of Common Stock owned by Sellers are the only issued and outstanding shares of Common Stock or other capital stock of the Company. At the Closing, good and marketable title to the shares of Common Stock being sold by such Seller will pass to Purchaser, free and clear of all Liens.

        SECTION 5.2 Authority. Such Seller has the power and authority to enter into this Agreement and to carry out his, her, or its respective obligations contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and the other Sellers) constitutes a valid and binding agreement of such Seller, enforceable against him, her, or it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

        SECTION 5.3 Consents and Approvals. Except for applicable requirements of the HSR Act, no filing with, and no permit, authorization, license, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement or the other documents contemplated hereby by such Seller and the consummation by such Seller of the transactions contemplated by this Agreement.

        SECTION 5.4 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, nor compliance by such Seller with any of the provisions hereof, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument or obligation to which such Seller is a party or by which he, she, or it, or any of his, her, or its properties or assets may be bound or affected, or (b) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or any of his, her or its properties or assets, except for such violations, breaches, defaults, or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation or modification as to which requisite waivers or consents have been or will be obtained by such Seller or the Company on or prior to Closing and copies of which have been or will be delivered to Purchaser.

        SECTION 5.5 Litigation. Except as set forth in Schedule 5.5, there is no claim, suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the Knowledge of such Seller threatened against or affecting such Seller, the outcome of which would in any manner impair his, her, or its ability to perform his, her, or its obligations hereunder or against the transactions contemplated by this Agreement.

        SECTION 5.6 Certain Fees. Such Seller has not entered into, nor will enter into during the term of this Agreement, any agreement, arrangement or understanding with any Person that will result in the obligation of Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        SECTION 5.7 Disclosure. No representation or warranty by such Seller in this Agreement or any Exhibit or Schedule hereto, or in the certificate of such Seller described in Section 9.3 hereof, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                 ARTICLE VI.

         REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY GROUP


        The Scripps, jointly and severally, represent and warrant to Purchaser as follows concerning the Company Group:

        SECTION 6.1 Organization. Each member of the Company Group is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority and all necessary governmental licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Each member of the Company Group is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Schedule 6.1 constitutes a list of all jurisdictions in which each member of the Company Group is so qualified. Complete and correct copies of the Certificate of Incorporation, as in effect to date, and By-laws, as in effect on the date hereof, of the Company, have been delivered to Purchaser.

        SECTION 6.2 Capitalization. The authorized capital stock of the Company consists of (a) 50,000 shares of the Class B Common Stock (of which 25,896 shares are outstanding as of the date of this Agreement), and (b) 2,450,000 shares of the Class A Common Stock (of which 233,689 shares are outstanding as of the date of this Agreement). There are no stock options to acquire any Common Stock. All the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, are free of preemptive rights, were not issued in violation of the terms of any agreement or other understanding binding upon or known to the Company and were issued in compliance with all applicable federal or state securities or "blue sky" laws. Except as set forth above, there are no shares of capital stock of the Company issued or outstanding nor any options, warrants, subscriptions, calls, rights (contingent or otherwise), convertible securities or other agreements or commitments pursuant to which any Seller or the Company are or may become obligated to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of the Company's capital stock or any securities or rights convertible into or exchangeable or exercisable for any such shares.

     SECTION 6.3 Company Subsidiaries.

     (a) Schedule 6.3(a) sets forth the name of each of the Subsidiaries, the state or jurisdiction of its incorporation, and a list of all jurisdictions in which such Subsidiary is qualified as a foreign corporation to do business.

     (b) Except as set forth in Schedule 6.3(b), the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of the Company or any Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any of the Subsidiaries, and there are no contracts, commitments, understandings or arrangements by which the Company or any of the Subsidiaries is or may be bound to issue, transfer, redeem, purchase or sell additional shares of capital stock of any Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and, except as set forth in Schedule 6.3(b), are owned by it free and clear of all Liens.

     (c) Except for the Subsidiaries and as set forth in Schedule 6.3(c), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     (d) Except as set forth in Schedule 6.3(d), no member of the Company Group has any agreements or understandings with any Person which would obligate such member of the Company Group to make payments to such Person pursuant to any "Non-Stock Interests" or other similar interests, rights, commitments or arrangements.

     (e) Schedule 6.3(b) contains a true and correct list of the record and beneficial owners of all shares of capital stock of the Subsidiaries which are not owned by the Company (the "Minority Owned Shares") and their respective percentage interests in the Subsidiaries. Schedule 6.3(b) correctly states whether or not a member of the Company Group has a right to repurchase the Minority Owned Shares.

     (f) Except as set forth in Schedule 6.3(b), no member of the Company Group has any agreement with any Person which would grant the member the right, or obligate such member, to repurchase Minority Owned Shares.

     (g) Except as set forth in Schedule 6.3(g), none of the Excluded Assets and Subsidiaries (other than the Designated Subsidiaries (defined below)), as of the Closing Date, publishes a newspaper or engages in activities that are material to the newspaper business engaged in by the Company Group.

        SECTION 6.4 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the Certificate or Articles of Incorporation, as the case may be, or the By-Laws of any member of the Company Group, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument or obligation to which any member of the Company Group is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any member of the Company Group or any of their properties or assets, (iv) result in the creation or imposition of any Lien on any asset of any member of the Company Group or (v) cause the suspension, revocation or modification of any permit, license, governmental authorization, consent or approval necessary for any member of the Company Group to conduct its business as currently conducted, except, in the case of clauses (ii), (iii), (iv) and (v), for such violations, breaches, defaults or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation, or modification as to which requisite waivers or consents have been or will be obtained by the Scripps or the Company on or prior to Closing and copies of which have been or will be delivered to Purchaser.


      SECTION 6.5 Taxes.  Except as set forth in Schedule 6.5:

     (a) each member of the Company Group has (i) duly filed (or there have been filed on its behalf) with the appropriate Government Entities all Tax Returns required to be filed by it on or prior to the date hereof, all of which such Tax Returns were correct and complete in all respects and (ii) duly paid in full or made provision in accordance with GAAP on the Closing Date Balance Sheet (or there has been paid or provision has been made on its behalf) for the payment of all Taxes for all periods ending through the date hereof;

     (b) each member of the Company Group has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

     (c) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any member of the Company Group;

     (d) the income Tax Returns of all members of the Company Group have been examined by the Internal Revenue Service and the applicable state or local tax authorities for all periods through and including 1991 (or the applicable statutes of limitation for the assessment of income Taxes for such periods have expired), and no deficiencies were asserted as a result of such examinations that have not been resolved and fully paid; no member of the Company Group has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes for which any member of the Company Group may be liable;

     (e) there are no Tax liens outstanding against any assets, properties or business of any member of the Company Group;

     (f) no member of the Company Group has filed a consent under Section 341(f) of the Code to be treated as a collapsible corporation;

     (g) no member of the Company Group has made any payments, is obligated to make any payments or is a party to any agreement which under certain circumstances could obligate it to make any payments which will not be deductible under Section 280G of the Code;

     (h) no member of the Company Group has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

     (i) correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group since January 1, 1990 have been made available to Purchaser for its review;

     (j) the aggregate unpaid Taxes of the members of the Company Group did not, as of September 30, 1995, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company's audited consolidated September 30, 1995 balance sheet (after taking into account the Pro Forma Adjustments), and the aggregate unpaid Taxes of the members of the Company Group do not exceed that reserve as adjusted for payments and accruals made through the Closing Date in accordance with the past custom and practice of the members of the Company Group in filing their Tax Returns; and

     (k) no member of the Company Group is a party to any tax sharing, tax indemnity or other agreement or arrangement relating to Taxes with any Person.

     SECTION 6.6 Real Property.

     (a) Schedule 6.6(a) lists all real property owned, whether or not used, by the members of the Company Group (the "Owned Real Property"). Schedule 6.6(a) also identifies all Owned Real Property that is used in connection with the Company Business (the "Company Business Owned Real Property"). Owned Real Property other than Company Business Owned Real Property is referred to herein as "Other Owned Real Property." Except as further set forth in Schedule 6.6(a) and except for utility easements and public rights of way, and Liens for current taxes not yet due and payable, each member of the Company Group has good and marketable title in fee simple in its Owned Real Property, free and clear of all Liens.

     (b) Schedule 6.6(b) lists all real property leased, whether or not used, by the members of the Company Group (the "Leased Real Property"). Schedule 6.6(b) also identifies all Leased Real Property that is used in connection with the Company Business (the "Company Business Leased Real Property"). Except as set forth in Schedule 6.6(b), each member of the Company Group has a valid and existing lease or sublease for and is in peaceful and undisturbed possession of all Company Business Leased Real Property. All leases covering any of the Leased Real Property are valid and enforceable in accordance with their respective terms, are in full force and effect, and there is not under any such lease any default by any member of the Company Group or, to the Knowledge of the Company Group, by any landlord or lessor under any such lease, or any condition, event or act which, with the giving of notice or lapse of time, or both, would constitute such a default. With respect to any Company Business Leased Real Property, no member of the Company Group has received any notice of any violation of any applicable zoning ordinance, building code, use or occupancy restriction, or violation of any thereof, or any condemnation action or proceeding with respect thereto.

     (c) Except as set forth in Schedule 6.6(c), each member of the Company Group has good and valid rights of ingress and egress to and from all Company Business Owned Real Property and all Company Business Leased Real Property from and to the public street systems for all usual street, road and utility purposes.

     (d) Except as set forth in Schedule 6.6(d), all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Company Business Owned Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items of tangible property and assets at any of the Company Business Owned Real Property (collectively, the "Tangible Assets") (i) are usable in the ordinary course of the Company Business; and (ii) have been maintained in a reasonably prudent manner in the ordinary course of the Company Business. No maintenance or repair to the Company Business Owned Real Property or any Tangible Assets has been unreasonably deferred. Presently there is, and as of the Closing will be, no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair Purchaser's beneficial use of the Company Business Owned Real Property or the Tangible Assets. No member of the Company Group has transferred any air rights or development rights relating to the Company Business Owned Real Property.

     (e) Except as set forth on Schedule 6.6(e), the construction, use and operation of the Company Business Owned Real Property comply in all material respects with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any Government Entity having jurisdiction over any of the Company Business Owned Real Property or the Company Business (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Company Business Owned Real Property, and, effective as of the Closing, Purchaser shall have the right under all applicable Laws to continue the use and operation of the Company Business Owned Real Property in the conduct of the Company Business and/or in the manner it was operated by the members of the Company Group without dependence on the granting of any special permit, exception, approval or variance. No member of the Company Group has received any notice of any violation (or claimed violation) of or investigation regarding any Laws which has not been remedied or cured.

     (f) Except as set forth on the surveys made available to Purchaser, none of the buildings, structures and other improvements located on the Company Business Owned Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, or the conduct of the Company Business, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting such Company Business Owned Real Property in any material respect nor does any building or structure of any third party encroach upon the Company Business Owned Real Property or any easement or right of way benefitting the Company Business Owned Real Property. The Company Business Owned Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company Business does not constitute a nonconforming use under any applicable Law.

     (g) No member of the Company Group has received notice of, or otherwise has Knowledge of, any pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings pertaining to the Company Business Owned Real Property, nor has any member of the Company Group received notice of any pending or threatened special assessment proceedings affecting any of the Company Business Owned Real Property.

     (h) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable Law or by the use and operation of the Company Business Owned Real Property in the conduct of the Company Business are installed to the property lines of the Company Business Owned Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Company Business Owned Real Property in the operation of the Company Business and to permit full compliance with the requirements of all Laws in the operation of the Company Business. To the Knowledge of the Company Group, no fact or condition exists which could result in the termination or material reduction of the current access from the Company Business Owned Real Property to existing roads or to sewer or other utility services presently serving the Company Business Owned Real Property.

     (i) All licenses, permits, certificates, easements and rights of way, including proof of dedication, required from any Government Entity having jurisdiction over the Company Business Owned Real Property for the use and operation of such Real Property in the conduct of the Company Business and/or in the manner it was operated by the members of the Company Group and to ensure vehicular and pedestrian ingress to and egress from the Company Business Owned Real Property have been obtained.

     (j) No portion of the Company Business Owned Real Property or the Company Business Leased Real Property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

     (k) The Scripps have delivered to Purchaser true, correct and complete copies of all title insurance policies and surveys in the possession of the Company Group with respect to the Owned Real Property.

        SECTION 6.7 Personal Property. Each member of the Company Group owns, leases or otherwise possesses adequate rights to use such items of personal property that are being used in the conduct or operation of the Company Business (the "Personal Property"). Schedule 6.7 sets forth (A) all items of Personal Property owned by any member of the Company Group, except for items having an original cost of less than $10,000.00, and (B) all leases of Personal Property of the Company Group, except items whose aggregate annual rental cost is less than $3,000.00. Except as set forth on Schedule 6.7, each member of the

Company Group has good and marketable title to all Personal Property used by it, free and clear of all Liens, except for and subject only to (i) Liens for taxes not yet due or payable and (ii) leases. All material machinery and equipment owned or leased by any member of the Company Group and used in the operation of the Company Business (A) is usable in the ordinary course of the Company Business; and (B) has been maintained in a reasonably prudent manner in the ordinary course of the Company Business.

        SECTION 6.8 Litigation. Except as set forth in Schedule 6.8, and except for matters covered by Section 6.10, there is no claim, suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state, local or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the Knowledge of the Company Group, threatened against or affecting any member of the Company Group or any of their respective assets or properties. No member of the Company Group is subject to any continuing court or administrative order, writ, injunction or decree applicable to it or its properties and assets.

        SECTION 6.9 Legal Compliance. To the Knowledge of the Company Group, except as set forth in Schedule 6.9, and except for matters covered by Section 6.10, each member of the Company Group has conducted its operations in compliance in all material respects with all applicable Laws of any Government Entity. Except as set forth in Schedule 6.9, and except for matters covered by
Section 6.10, no member of the Company Group has received any written complaint or notice from any Government Entity alleging that it has violated any law (including rules, regulations, codes, laws, injunctions, judgments, orders, decrees, rulings and changes thereunder) and, to the Knowledge of the Company Group, no such complaint or notice is threatened.

        SECTION 6.10 Environmental Matters.

        (a) Compliance.

                (i) To the Knowledge of the Company Group, except as set forth in Schedule 6.10, each member of the Company Group is in compliance with all applicable Environmental Laws.

                (ii) To the Knowledge of the Company Group, except as set forth in Schedule 6.10, no member of the Company Group has received any written communication from any Person or Government Entity that alleges that any member of the Company Group is not in compliance with applicable Environmental Laws.

        (b) Environmental Permits. To the Knowledge of the Company Group, except as set forth in Schedule 6.10, each member of the Company Group has all

Environmental Permits necessary for the conduct and operation of its business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and each member of the Company Group is in compliance with all terms and conditions of all such Environmental Permits and is not required to make any expenditure in order to obtain or renew any Environmental Permits.

        (c) Environmental Claims.

            (i) Except as set forth in Schedule 6.10, there is no Environmental Claim pending or, to the Knowledge of the Company Group, threatened against any member of the Company Group, or against any real or personal property or operation that any member of the Company Group owns, leases or manages, in whole or in part.

            (ii) To the Knowledge of the Company Group, except as set forth in
Schedule 6.10, no member of the Company Group has received notice that it or any other member of the Company Group is liable for any response, removal, investigative, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., or under any similar state statute.

           (iii) To the Knowledge of the Company Group, except as set forth in
Schedule 6.10, all Hazardous Materials generated by any member of the Company Group have been transported, stored, treated, or disposed of by carriers or treatment, storage and disposal facilities authorized or permitted under all applicable Environmental Laws.

           (iv) To the Knowledge of the Company Group, except as set forth in
Schedule 6.10: (a) each member of the Company Group has fully complied with all applicable provisions of any Environmental Laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons; (b) no member of the Company Group is required to place any notice or restriction relating to the presence of Hazardous Materials in any instrument or deed to the Owned Real Property or other real property leased or operated by it; (c) no environmental Lien has attached to any member of the Company Group, any portion of the Owned Real Property or any real property leased or operated by any member of the Company Group; and (d) no governmental actions have been taken or are in progress that could subject any or all of the foregoing to any such Lien.

        (d) Release of Hazardous Materials. To the Knowledge of the Company Group, except as set forth in Schedule 6.10, there has not been any release of Hazardous Materials at or from any facility or real property owned, operated or leased by any member of the Company Group.

        (e) Underground Storage. To the Knowledge of the Company Group, except as set forth in Schedule 6.10: (a) there are not now any underground storage tanks on or at the Owned Real Property or any other real property leased or operated by the Company or any member of the Company Group; (b) any underground storage tanks and associated piping described in Schedule 6.10 are being operated in compliance with all applicable Environmental Laws; and (c) any removal of underground storage tanks or any remediation associated with such removal conducted by or on behalf of any member of the Company Group was conducted in accordance with applicable Environmental Laws.

        (f) Asbestos, PCBs, Etc. To the Knowledge of the Company Group, except as set forth in Schedule 6.10, no polychlorinated biphenyls ("PCBs"), asbestos-containing material ("ACM"), or urea formaldehyde insulation is present at any of the Owned Real Property or other real property currently leased or operated by any member of the Company Group in such condition or under such circumstances as would reasonably be expected to give rise to an Environmental Claim, and each member of the Company Group has complied in all material respects with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ACM or PCBs located on the Owned Real Property or any other real property leased or operated by it or any other member of the Company Group.


        SECTION 6.11 Insurance.

        (a) Except as set forth in Schedule 6.11(a), no member of the Company Group has received any notice of cancellation or termination with respect to any material insurance policy.

        (b) All material insurance policies of each member of the Company Group are valid and enforceable policies, which policies (or comparable ones) have been in effect continuously since January 1, 1990. Schedule 6.11(b) contains a description of all insurance policies maintained by each member of the Company Group on its assets and on its respective operations and personnel. Such description includes the insurance carrier, the amount of premiums thereunder, the type of coverage and limits of coverage of such policies and the expiration dates of the current premium periods thereunder. Such insurance is of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with past business practices of each member of the Company Group.

        SECTION 6.12 Intellectual Property. Each member of the Company Group owns or possesses, and has taken all actions necessary to record, preserve and protect, adequate and enforceable long-term licenses or other rights to use without payment all copyrights, patents, trade names, trade secrets, trademarks, franchises and similar rights now owned, used or employed by any member of the Company Group in connection with the Company Business, including, without limitation, the names used by each publication of each member of the Company Group and all Company Group trade names, trademarks and logos, that previously have been used in the conduct or operation of the Company Business (the "Intellectual Property"). Schedule 6.12 sets forth a true and complete list and summary description of all the Intellectual Property.

        SECTION 6.13 Labor Matters.  Except as set forth in Schedule 6.13:

        (a) no member of the Company Group is engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, and each member of the Company Group is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health;

        (b) there is no unfair labor practice charge or complaint pending or threatened against any member of the Company Group before the National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under collective bargaining agreements pending or threatened, and there is no basis for any such charge, complaint or grievance;

        (c) there is no labor strike, lockout, slow-down, employment related arbitration, or work stoppage pending or threatened against any member of the Company Group;

        (d) no member of the Company Group has experienced any significant work stoppage nor has any member of the Company Group been a party to any proceedings before the National Labor Relations Board for the past three years or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the past three years;

        (e) there is no charge or compliance proceeding actually pending or threatened against any member of the Company Group before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and

        (f) no member of the Company Group has any written or unwritten personnel policy, nor is any member of the Company Group bound by any employment contract. None of the employees of any member of the Company Group is or will be entitled to any severance or other compensation because of the transactions contemplated by this Agreement or otherwise. No member of the Company Group has received notice of the intent of any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation, and no such investigation is in progress; and the employees of any member of the Company Group are not represented by any labor union nor are there any collective bargaining agreements or any other types of agreements with labor unions otherwise in effect with respect to such employees and no union organizational campaign is in progress and no question concerning representation exists respecting such employees.

        SECTION 6.14 Employee Benefit Plans; ERISA.

        (a) Schedule 6.14(a) lists each Company Plan. The Scripps have heretofore made available to Purchaser, if applicable, true and complete copies of each of the following documents: (i) a copy of each such Company Plan (including all amendments thereto) or a description of each unwritten plan;
(ii) a copy of the Forms 5500 filed with the Internal Revenue Service with respect to each such Company Plan for the last two years; (iii) a copy of the actuarial report, if any, with respect to each such Company Plan for the last two years; (iv) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;
(v) the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan that is intended to be qualified under Section 401 of the Code; (vi) the most recent summary plan description; and (vii) any forms filed with Pension Benefit Guaranty Corporation and any Forms 5310 or 5330 filed with the Internal Revenue Service within the last three years.

        (b) Except as set forth in Schedule 6.14(b), (i) none of the Company Plans is or has been subject to Title IV of ERISA, (ii) there is no outstanding or contingent liability under Title IV of ERISA with respect to any Company Plan; (iii) full and timely payment has been made of all amounts that each member of the Company Group is required to pay as a contribution to the Company Plans; (iv) each of the Company Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and (v) no Company Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of members of the Company Group beyond their retirement or other termination of service (other than (1) coverage mandated by Section 4980B of the Code, (2) death benefits or retirement benefits under any funded "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, which is a qualified plan under Section 401(a) of the Code, and (3) deferred compensation, severance, vacation or other welfare benefits accrued and identified as liabilities on the books of the members of the Company Group).

        (c) Except as set forth in Schedule 6.14(c), neither the Company nor any of its ERISA Affiliates is contributing to or is obligated to contribute to a Multiemployer Pension Plan nor does any member of the Company Group have any outstanding liability nor, to the Knowledge of the Company Group, any potential liability that could become a liability of the Company Group after the Closing Date with respect to any Multiemployer Pension

Plan. Neither the Company nor any of its ERISA Affiliates has incurred or expects to incur any liability under Title IV of ERISA with respect to any Multiemployer Pension Plan.

        (d) Except as set forth in Schedule 6.14(d), no member of the Company Group has, since January 1, 1996, made any commitment (i) to create any additional Company Plan or to modify in any material respect any existing Company Plan covering employees engaged in its businesses or (ii) to create or modify in any material respect any salary, bonus, and/or profit-sharing arrangement covering such employees.

        (e) No member of the Company Group and no Company Plan (nor any trust created thereunder nor any trustee or administrator thereof) has engaged in any transaction, taken any action, or failed to take any action in connection with which any member of the Company Group could be subject (whether directly or indirectly or as indemnitor) to any liability (whether actual or contingent) or civil penalty assessed pursuant to Sections 409, 502(c), 502(i), 502(l), or 4071 of ERISA or tax or penalty imposed pursuant to Sections 4971, 4972, 4975 to 4980A, or 5000 of the Code. Except as set forth in Schedule 6.14(e), all returns and reports that were required to be filed with any Government Entity with respect to Company Plans have been filed on a timely basis and were correct and complete, and all other disclosure obligations for those plans have been met.

        (f) There are no pending, threatened, or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any Company Plan. No Company Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, the Department of Labor, or Pension Benefit Guaranty Corporation, nor are there any matters pending with respect to any Company Plan with the Internal Revenue Service under its Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

        (g) Each Company Plan has been operated in all material respects in accordance with its terms and with applicable Law.

        (h) No liability under Title IV of ERISA has been or is expected to be incurred by any member of the Company Group with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA (a "Title IV Pension Plan"), currently or formerly maintained by any of them, or any single-employer plan (an "ERISA Affiliate Plan") of any entity that is considered one employer with the Company under Section 4001 of ERISA or
Section 414 of the Code (an "ERISA Affiliate"). Neither any Company Plan which is a funded employee pension benefit plan ("Pension Plan") nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. No member of the Company Group has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code. Neither the Company nor any ERISA Affiliate is, or, within the last seven years has been, a participating employer under a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA.

        (i) Except as set forth in Schedule 6.14(i), the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any employee or former employee. Each Company Plan may be unilaterally amended or terminated without liability except as to benefits accrued thereunder prior to the amendment or termination.

        SECTION 6.15 Financial Statements. The Company has delivered to Purchaser the audited consolidated balance sheets as of September 30, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows of the Company and Subsidiaries for the fiscal years then ended, together with all schedules and notes thereto (the "Audited Financial Statements"). The Company has also delivered to Purchaser the unaudited consolidated balance sheets of the Company and Subsidiaries as of December 31, 1994 and 1995 (the "Quarterly Balance Sheets"), and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three-month periods ended December 31, 1994 and 1995, together with all schedules and notes thereto, and will deliver to Purchaser comparable statements for the period ended March 31, 1996 as soon as the same have been prepared (collectively, the "Unaudited Financial Statements"). The Audited Financial Statements and the Unaudited Financial Statements fairly present, or will fairly present, in conformity with GAAP applied on a consistent basis in accordance with past practice (except as may be indicated in the notes thereto), the consolidated financial position of the Company and Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods then ended. The notes to the Unaudited Financial Statements for the periods ended December 31, 1995 and March 31, 1996 shall be prepared in a manner consistent with the notes to the Audited Financial Statements heretofore delivered.

        SECTION 6.16 Absence of Certain Changes or Events. Except as set forth in Schedule 6.16, since September 30, 1995, each member of the Company Group has conducted its business in the ordinary and regular course consistent with past practices, and there has not been:

        (i) any Material Adverse Effect;

        (ii) any material damage, destruction or casualty loss, not covered by insurance, to any material asset or property of the members of the Company Group taken as a whole;

        (iii) any entry into any employment agreement, deferred compensation or other similar agreement or any arrangement with any of its officers or employees; any increase in the rate or terms of the compensation payable or to become payable to employees of the Company or any member of the Company Group, except increases occurring in accordance with customary practices or in accordance with existing collective bargaining or employment agreements, or any modification in employee benefits, or any borrowing of money from the Company or any member of the Company Group by any employee of the Company or any member of the Company Group (other than routine travel and similar advances);

        (iv) any waiver by any member of the Company Group of any rights or claims having value, except rights or claims not in excess of $10,000.00 or that were waived in the ordinary course of business and consistent with past practice;

        (v) any failure to collect the accounts receivable or to pay the accounts payable and other current liabilities of any member of the Company Group in any manner other than consistent with past practice;

        (vi) any sale, assignment, lease, transfer or other disposition, or the execution of any agreement for the sale, assignment, lease, transfer or other disposition, of any assets, except in the ordinary course of business and consistent with past practice;

        (vii) any change by any member of the Company Group in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

        (viii) any borrowing of money, including any increase or extension of purchase money credit by any member of the Company Group or any increase in the liabilities of any member of the Company Group from those reflected in the Audited Financial Statements, other than current liabilities incurred in the ordinary course of business and consistent with past practice;

        (ix) any transaction with any other member of the Company Group or with any officer or director (including their respective family members) of or with any affiliate of any member of the Company Group, other than in the ordinary course of business and consistent with past practice;

        (x) any declaration or payment of any stock dividend or other non-cash distribution on or with respect to, or any redemption or purchase or other acquisition of, the capital stock of any member of the Company Group; or

        (xi) any agreement, arrangement or understanding, whether oral or written, to do any of the foregoing matters listed in clauses (i) through (x) inclusive.

        SECTION 6.17 Contracts. Schedule 6.17 lists or describes all unexpired written or oral contracts, leases, agreements, arrangements, commitments, instruments or understandings ("Contracts") of every nature to which any member of the Company Group is a party or to which it or any of its assets or properties are bound, except those Contracts (a) entered into in the ordinary course of business and which may be terminated by any member of the Company Group with less than thirty-two (32) days notice without obligation being incurred by it, (b) for the sale of advertising or publication services for cash and with not more than twelve (12) months remaining in their present terms, (c) for the purchase by any member of the Company Group of any materials, supplies, equipment or services for less than $25,000.00 per year,
(d) for the sale of any printing service for less than $25,000.00 per year, (e) for the purchase or improvement of any fixed or capital assets for less than $10,000.00, (f) for the sale of any fixed or capital assets after September 30, 1995 for less than $5,000.00 as to any individual item, (g) Company Plans listed in Schedule 6.14(a), and (h) not otherwise required to be listed on any other Schedule and obligating any member of the Company Group to pay not more than $25,000.00 in remaining payment obligations and containing no material non-monetary obligations of, or restrictions applicable to, any member of the Company Group or any of its assets or properties. Notwithstanding the exceptions set forth in the preceding sentence, Schedule 6.17 lists or describes all Contracts of every nature to which any member of the Company Group is a party or to which it or any of its assets or properties are bound if such Contract (i) expires after, and is not terminable at the discretion of the Company Group prior to, December 31, 1998, and (ii) obligates any member of the Company Group (1) to pay more than $100,000.00 in remaining payment obligations, or (2) to perform material non-monetary obligations.

True and complete copies of all written contracts listed in Schedule 6.17 have been made available to Purchaser. Each such contract is a valid and binding obligation of each member of the Company Group that is a party to such contract, enforceable in accordance with its terms except as its enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws relating to or affecting creditors' rights generally, and the exercise of judicial discretion in accordance with general equitable principles, and are in full force and effect. No member of the Company Group nor, to the Knowledge of the Company Group, any other party to any of such contracts is (with or without the lapse of time or the giving of notice, or both) in material violation thereof or in material default thereunder.

        SECTION 6.18 Absence of Undisclosed Liabilities. To the Knowledge of the Company Group except as set forth in Schedule 6.18, the Company Group has no liabilities of any kind whatsoever, either accrued, absolute, contingent, determined or determinable or otherwise, and no existing condition, situation or set of circumstances that could reasonably result in such a liability including, without limitation, documentary or standby letters of credit, bid or performance bonds, or customer or third party guarantees, except: (a) liabilities reflected or reserved against in the Audited Financial Statements not heretofore paid or discharged, (b) liabilities incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since September 30, 1995 (none of which is a liability for breach of contract, breach of warranty (other than chargebacks incurred in the ordinary course of business and consistent with past practice), tort, infringement claim or lawsuit) which, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect, or (c) liabilities listed in any Schedule to this Agreement that are specifically identified as liabilities. There are no asserted claims for indemnification by any Person against any member of the Company Group under any law or agreement or pursuant to the Articles of Incorporation or By-laws (or similar organization documents) of any member of the Company Group, and neither the Scripps nor any member of the Company Group is aware of any facts or circumstances that might give rise to the assertion of such a claim against any member of the Company Group thereunder.

        SECTION 6.19 Accounts Receivable. All accounts receivable of the Company Group that were outstanding as of the date of the Audited Financial Statements or that arose after the date of the Audited Financial Statements have arisen only in the ordinary course of business, consistent with past practice, and have been reflected in the Audited Financial Statements or will be reflected in the Unaudited Financial Statements (to the extent not previously collected or written off), in accordance with GAAP, as consistently applied by the Company Group.

        SECTION 6.20 Prepaid Expenses. Except as provided in Schedule 6.20, all prepaid expenses of the Company Group reflected on the Audited Financial Statements under "Current Assets" and all expenses prepaid by the Company Group subsequent to September 30, 1995 were prepaid in accordance with the regular business practices of the Company Group, consist of expenses that were incurred in the ordinary course of business of the Company Group consistent with past practice, and are valued at reasonable amounts based on the ordinary course of business of the Company Group within the past six months. There has not been any material write-down or write-off of, or other adjustment to, such prepaid expenses since September 30, 1995, except for amortization in the ordinary course of business.

        SECTION 6.21 Accounts Payable. Except as set forth in Schedule 6.21, all accounts payable and accrued expenses of the Company Group reflected on the Audited
                                     - 31 -

Financial Statements and all accounts payable and accrued expenses incurred by the Company Group subsequent to September 30, 1995 were incurred in the ordinary course of business consistent with past practice.

        SECTION 6.22 Inventory. All inventory of the Company Group reflected on the Audited Financial Statements and all inventory acquired by the Company Group subsequent to September 30, 1995 were acquired and have been maintained in accordance with the regular business practices of the Company Group, consist of items of a quality and quantity usable in the ordinary course of the Company Business, consistent with past practice, and are valued on a LIFO basis in accordance with GAAP. There has not been any material write-down or material write-off of, or other adjustment to, such inventory since September 30, 1995, except for LIFO adjustments in accordance with GAAP.

        SECTION 6.23 Guarantees. Except as set forth in Schedule 6.23 or on the Audited Financial Statements, and except for the Company's obligations as a member of the Company Group, the Company is not directly or indirectly, (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated by discount or repurchase agreement or in any other way to provide funds with respect to, or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

        SECTION 6.24 Bank Accounts. Schedule 6.24 attached hereto contains a complete and correct description of all banking, safe deposit box and lockbox arrangements currently maintained by the members of the Company Group, all powers of attorney in connection with such arrangements, and the names of all Persons authorized to draw thereon or to have access thereto.

        SECTION 6.25 Computer Programs and Software.  Except as set forth in
Schedule 6.25, the technology consisting of computer programs and software used by the Company Group, and any and all present and prior versions, new releases and derivative products related thereto or resulting therefrom (the "Software")
(i) are licensed by the Company Group under valid license agreements, (ii) constitute original works for hire compiled or prepared by employees of the Company Group within the scope of their employment, the right, title and interest (including copyright to such Software) being vested in the Company Group or (iii) are works prepared or performed by consultants to the Company Group, all right, title and interest in and to such Software having been transferred and being vested in the Company Group, with no royalties or other payments due in respect thereof. The Company Group has all documentation necessary to enforce its rights in the Software. Except as set forth in
Schedule 6.25, there are no copies of source code for any of the Software described in subparagraph (ii) or (iii) above at any location other than the Company
                                     - 32 -

Group and all copies of such source code will be relinquished to the control of Purchaser at Closing.

        SECTION 6.26 Family Contracts. Schedule 6.26 sets forth all outstanding written contracts, agreements, and commitments, other than employment contracts and compensation arrangements, by and between any of the Sellers, any of the Scripps' relatives or family members, or trusts for their benefit, as one party, and any member of the Company Group, as the other. All contracts, agreements, and commitments, written or oral, including all employment contracts and compensation arrangements by and between any member of the Company Group on the one hand and any of the Sellers, the Scripps' relatives or family members, or trusts for their benefit on the other, are referred to collectively as the "Family Contracts."

        SECTION 6.27 No Illegal or Improper Transactions. No Seller or member of the Company Group has, nor, to the Knowledge of the Company Group, has any director, officer or employee of the Company Group, directly or indirectly, used funds or other assets of any member of the Company Group, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any Person, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and, to the Knowledge of the Company Group, there have been no false or fictitious entries made in the books or records of any member of the Company Group.

        SECTION 6.28 Certain Fees. Except as disclosed in Schedule 6.28, no member of the Company Group or any of their respective officers, directors or employees has entered into, or will enter into, during the term of this Agreement, any agreement, arrangement or understanding with any Person to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. No member of the Company Group will have any liability for the fees of Goldman, Sachs & Co. or Wilmer, Cutler & Pickering after the Closing. If a payment to either such party is made at the Closing by the Company, the Closing Date Balance Sheet will be made to reflect the payment of such fees.

        SECTION 6.29 Disclosure. No representation or warranty concerning any member of the Company Group in this Agreement or any Exhibit or Schedule hereto, or contained in any certificate or instrument delivered or to be delivered by or on behalf of any member of the Company Group pursuant to this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

        SECTION 6.30 Circulation, Cash Flows.  The information set forth on
Schedule 6.30 is true and correct.

                                ARTICLE VII.

                   CONDUCT OF BUSINESS PENDING THE CLOSING

        The Scripps, jointly and severally, covenant that between the date of this Agreement and the Closing Date:

        SECTION 7.1 Maintenance of Business. They shall cause each member of the Company Group to (i) conduct its business (including, but not limited to, making loans, paying directors, officers and employees, including any salary, bonus, or other compensation policy, disposing or acquiring assets, and incurring liabilities) only in the ordinary course, consistent with past practice, (ii) use its best efforts to preserve its business organizations intact, to retain the services of its present officers and employees and to preserve the good will of the suppliers and customers and others having business relations with it, (iii) pay and perform all of its debts, obligations and liabilities as and when due and all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof, (iv) comply in all material respects with all laws that may be applicable to its business, (v) not make any noncash distributions or dividends to its stockholders other than as contemplated by this Agreement, and (vi) comply with its stated official accounting policies with respect to charge-offs and loss provisions. Subject to the foregoing, any transaction or action that is not in the ordinary course of business, consistent with the Company Group's past practice, shall be subject to the prior written consent of Purchaser.

        SECTION 7.2 Certain Transactions. Except as otherwise contemplated by this Agreement, without the prior written consent of Purchaser, no member of the Company Group shall:

        (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person or make any loans or advances to any Person except in the ordinary course of business, consistent with past practice, or as necessary to fund the Company's or any Subsidiary's obligations incurred in a manner consistent with Section
7.1 of this Agreement or by way of replacement or substitution of existing borrowings;

        (b) except as required in order to carry out the agreement provided in
Section 8.2 or to enable Sellers to transfer to Purchaser at Closing all issued and outstanding shares of capital stock of the Subsidiaries listed on Schedule 6.3(b), amend its organizational documents, change the number of authorized or outstanding shares of its capital stock or issue any capital stock or any warrants, options, or other rights to subscribe for or to purchase any capital stock or securities convertible into or exchangeable or exercisable for any capital stock of the Company or any other member of the Company Group;

        (c) except as required in order to carry out the agreement in Section 8.2, mortgage, pledge, or otherwise encumber, or sell, transfer, or otherwise dispose of any of the properties or assets of the Company Group, other than in the ordinary course of business consistent with past practice; provided, however, that:

            (i) at Closing, the Company may, without the consent of Purchaser, transfer to the Scripps the assets and Subsidiaries listed in Schedule 7.2(c) in redemption of certain shares of the Scripps' Common Stock;

           (ii) if the Company has not acquired or otherwise eliminated the Minority Owned Shares in any of Scripps Marin Publishing Co.; Scripps Vermont Publishing Co.; Record Gazette, Inc.; Perry County Publishing Co.; and Midway Driller, Inc. (collectively, the "Designated Subsidiaries") as of the Closing, each Designated Subsidiary in which there continues to be Minority Owned Shares shall be deemed to have been added to Schedule 7.2(c), the Company's stock in each such Designated Subsidiary shall be transferred to the Scripps at Closing, and the Purchase Price shall be adjusted as provided in Section 2.2(a). If the Minority Owned Shares in any one or more Designated Subsidiaries are acquired by the Scripps or otherwise eliminated within sixty (60) days after the Closing, the Scripps shall so notify Purchaser in writing and Purchaser shall purchase from the Scripps all of the issued and outstanding stock of each such Designated Subsidiary at a price equal to the price adjustment specified for such Designated Subsidiary in Section 2.2(a). The purchase shall be subject to the terms and conditions of this Agreement to the extent applicable, with such appropriate modifications to reflect that the Scripps own the shares of capital stock of such Designated Subsidiary(ies) and as the Scripps and Purchaser may otherwise agree. The Scripps may give such notice only once and the notice may cover one or more of such Designated Subsidiaries. Such stock purchase shall occur as promptly as practicable after such notice is received by Purchaser.

        (d) enter into or terminate any material contract or agreement, or make any material change in any contract, other than in the ordinary course of business, consistent with past practice; provided, however, that, at Closing, the Company Group may execute and deliver to Sellers a release substantially in the form of Exhibit 7.2(d);

        (e) pay any bonuses or increases in salary to its employees, other than normal bonuses or increases to employees, consistent with past practices (except that any member of the Company Group may make severance arrangements with its employees);

        (f) pay any remuneration or fees to its directors other than in the ordinary course of business, consistent with past practice, or other than normal wages or salaries paid to them as employees;

        (g) enter into any new contract of service with any director or employee other than in the ordinary course of business, consistent with past practice; or

        (h) commit to take any of the actions listed in clauses (a) through (g) inclusive.


                                ARTICLE VIII.

                            ADDITIONAL AGREEMENTS

        8.1  Access and Information.

        (a) The Scripps shall cause each member of the Company Group to afford Purchaser and its financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties, plants and personnel and, during such period, to furnish as promptly as practicable to Purchaser all information as Purchaser reasonably may request, provided that no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of Purchaser to consummate the Stock Purchase.

        (b) Purchaser and the Company shall continue to abide by the terms of the confidentiality agreement between them, dated October 3, 1995 (the "Confidentiality Agreement").

        SECTION 8.2 Certain Minority Interests. The Scripps will cause the Company Group to acquire and/or eliminate on or before the Closing, at the Company Group's sole expense, all Minority Owned Shares, except that the Company need not acquire or eliminate Minority Owned Shares in Designated Subsidiaries that become Excluded Subsidiaries under the terms of Section 7.2(c). For purposes of this Section 8.2, the Scripps shall be deemed to have satisfied the terms of the covenant contained in the preceding sentence if mergers and/or reverse stock splits that will result in the elimination of all Minority Owned Shares in accordance with all applicable Laws have been consummated, even if there are pending court or administrative proceedings to determine the amounts payable to the holders of such Minority Owned Shares.

        SECTION 8.3 Non-Stock Interests. The Scripps will cause each member of the Company Group, at the Company Group's sole expense, and without any further or continuing liability or obligation to any member of the Company Group after Closing, to terminate and satisfy in full before the Closing, all obligations of any member of the Company Group with respect to all "Non-Stock Interests" or similar interests, rights, commitments or arrangements in or relating to any member of the Company Group, including, without limitation, those listed in
Schedule 6.3(d).

        SECTION 8.4 Acquisition Proposals.

        (a) Except as contemplated in Sections 7.2(c) and 8.2, from the date hereof until the termination hereof, Sellers will not, and will cause the officers, directors, employees and other agents of the Company Group not to, directly or indirectly, take any action to (i) continue, solicit, initiate or encourage discussions or negotiations with, or provide any nonpublic information to any Person, other than Purchaser, and its affiliates concerning any Acquisition Proposal, (ii) except in the ordinary course of business, provide information with respect to any member of the Company Group related to the Company Business to any Person, other than Purchaser, or (iii) enter into or commit to enter into a transaction with any Person, other than Purchaser, concerning an Acquisition Proposal. Sellers and the members of the Company Group shall provide Purchaser with prompt notice of its receipt of an Acquisition Proposal or other related communications from any third party. Notwithstanding the foregoing, during any period when there remain Minority Owned Shares in Scripps Marin Publishing Co., Sellers and the officers, directors, employees and agents of the Company Group may solicit and negotiate for the purchase and sale to any Person of substantially all the assets of such entity or of all of the stock owned by the Company in such entity.

        (b) Sellers recognize and acknowledge that a breach by Sellers of this
Section 8.4 will cause irreparable and material loss and damage to Purchaser as to which it will not have an adequate remedy at law or in damages. Accordingly, each Seller acknowledges and agrees that specific performance, the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

        SECTION 8.5 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, the Scripps and Purchaser shall:
(a) make, or cause to be made, all filings and submissions under the HSR Act and all filings and notifications required by applicable state law, each as reasonably may be required to be made by it in connection with this Agreement and the transactions contemplated hereby, (b) use their respective best efforts to obtain, or cause to be obtained, all necessary consents, approvals, waivers, permits or authorizations prior to the Closing from any Government Entity or other Person in connection with the consummation by him, her or it of the transactions contemplated hereby, and (c) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate in order for him, her, or it to consummate the transactions contemplated by this Agreement. In connection with the foregoing, the Scripps will provide Purchaser, and Purchaser will provide the Scripps, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Government Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Purchaser and the Scripps acknowledges that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions that are material to the consummation of the transactions contemplated hereby, and each of Purchaser and the Scripps agrees to cooperate with one another in exchanging information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the Scripps and the proper officers and/or directors of the Purchaser and the Company shall take all such action.

        SECTION 8.6 Public Announcements. Prior to Closing, Purchaser, on the one hand, and Sellers, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties (which approval will not be unreasonably withheld), except as may be required by applicable law.

        SECTION 8.7 Directors' and Officers' Indemnification. With respect to acts or omissions occurring on or before the Closing, Purchaser agrees to cause the Company Group to honor (whether or not such provisions continue to be in effect) or agrees itself to honor (in the event such member of the Company Group ceases to exist), for a period of two years after the Closing, all rights of indemnity provided for under the respective certificates of incorporation, by-laws and indemnification agreements, if any, of the members of the Company Group applicable to officers and directors of the members of the Company Group (other than the Scripps, Barry Scripps, and E.W. Scripps III) as of the Closing. The Scripps acknowledge and agree that, as of the Closing, all rights to indemnification now existing in favor of them as directors, officers, employees, and/or stockholders of any member of the Company Group under such companies' respective certificates of incorporation, by-laws and indemnification agreements, if any, or otherwise in effect at any time prior to the Closing Date shall cease and have no further force or effect.

        SECTION 8.8 Employee Benefits.

        (a) Only for purposes of determining eligibility and vesting under a Purchaser Benefit Plan, any employees of any member of the Company Group who remain employed by any member of the Company Group immediately following the Closing ("Continuing Employees") will be given service credit for all periods of employment with a member of the Company Group prior to the Closing. Any pre-existing condition restrictions imposed with respect to a Continuing Employee or his or her dependent prior to the Closing under a Company Plan providing disability, life or health coverage may be imposed by a Purchaser Benefit Plan providing similar benefits after the Closing (it being understood that Purchaser does not hereby assume any obligation to provide any employee of the Company Group with benefits under any Purchaser Benefit Plan). All other pre-existing condition restrictions with respect to Continuing Employees shall be waived.

        (b) Purchaser agrees that it will cause the members of the Company Group to comply with the Workers Adjustment and Retraining Notification Act, to the extent applicable to the Company Group, in connection with actions taken after the Closing Date.

        (c) Prior to Closing, the parties will cooperate with each other in communicating benefit related matters to employees of any member of the Company Group, and no such communication shall be made by either party without the prior consent of the other, which consent will not be unreasonably withheld.

        (d) Prior to Closing, the Scripps will cause the Company to terminate the Scripps League Newspapers, Inc. Employee Benefits Trust Agreement, and to file or assist with filing all notices, reports, and returns, as required, with any Government Entity with respect to that termination.

        (e) Before the Closing Date, the Scripps will cause the Company to suspend, effective on or before the Closing Date, the participant loan feature under the Scripps League Newspapers Retirement and Savings Plan (401(k)), and no loan made from the date hereof until termination of the participant loan feature under the aforesaid plan will have a term longer than five (5) years.

        (f) No provision of this Section 8.8 will create any third party beneficiary or other rights in any employee of any member of the Company Group (including, without limitation, any Continuing Employee) or former employee or any beneficiary or dependent thereof.

        SECTION 8.9 Certain Tax Matters.

        (a) Sales and Transfer Taxes.  Subject to the last sentence of this
Section 8.9(a), all sales and transfer Taxes (including stock and real estate transfer Taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Scripps. The Scripps shall, at their own expense, file or prepare for filing all necessary Tax Returns and other documentation with respect to all such sales or transfer Taxes, and, if required by applicable law or if necessary to secure any applicable exemption, Purchaser shall join in the execution of any such Tax Returns or other documentation. Notwithstanding the foregoing, real estate transfer taxes, if any, shall be borne equally by the Scripps on the one hand and Purchaser on the other.

        (b) Tax Returns and Payment of Taxes for Periods through the Closing Date. The Company shall cause to be prepared and timely filed all Tax Returns with respect to each member of the Company Group for all Tax periods ending on or before the Closing Date, and the Company shall cause to be paid when due all Taxes in respect of such Tax periods. To the extent that the amount of such Taxes is in excess of the amount accrued for Taxes on the Closing Date Balance Sheet, the Scripps, jointly and severally, shall pay to Purchaser an amount equal to such excess within ten (10) days after written notice thereof by Purchaser. Purchaser shall cause to be prepared and timely filed all Tax Returns with respect to each member of the Company Group for all Tax periods ending after the Closing Date, and shall pay when due all Taxes in respect of such Tax Returns; provided, however, that in the event that the period of any member of the Company Group with respect to any Tax does not end by reason of the Closing, the Scripps, jointly and severally, shall pay to Purchaser, within ten (10) days after written notice thereof by Purchaser, an amount equal to the liability of such member of the Company Group for the Tax which is attributable to the portion of such Tax period ending on the Closing Date, to the extent that the amount of such Taxes is in excess of the amount accrued for Taxes on the Closing Date Balance Sheet reduced (but not below zero) by the Taxes paid pursuant to the first sentence of this Section 8.9(b). For purposes of this
Section 8.9(b), whenever it is necessary to determine the liability for Taxes of a member of the Company Group which is attributable to the portion of a Tax period which ends on the Closing Date, the determination shall be made on the basis of the permanent books and records (including workpapers) of such member of the Company Group and by assuming that such member of the Company Group had a Tax period which ended at the close of the Closing Date, except that exemptions, allowances or deductions which are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned ratably on a daily basis. Any payment by the Scripps under this Section 8.9(b) shall be deemed an adjustment to the Purchase Price.


        (c) Tax Refunds and Credits. Any Tax refunds that are received by Purchaser, the Cothe Company, or any member of the Company Group, and any amounts credited against Tax to which Purchaser, the Company, or any member of the Company Group become entitled, that relate to Tax periods or the portions thereof ending on or before the Closing Date, other than refunds or credits reflected on the Closing Date Balance Sheet or arising by reason of the carryback of net operating losses or Tax credits from Tax periods or the portions thereof ending after the Closing Date, shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such refund or the amount of any such credit, net of any Tax liability attributable to the receipt of such refund or credit, within fifteen (15) days after receipt thereof or entitlement thereto by Purchaser, the Company, or such Company Group member.

        (d) Indemnification for Taxes.

            (i) Notwithstanding any other provision of this Agreement, the Scripps shall, jointly and severally, pay, indemnify, defend and hold harmless Purchaser and each member of the Company Group against (A) all Taxes attributable to any member of the Company Group with respect to any Tax period ending on or prior to the Closing Date, and (B) all Taxes attributable to any member of the Company Group with respect to the portion of any Tax period which begins before and ends after the Closing Date for which the Scripps are responsible under Section 8.9(b) hereof, less in each case any amount previously reserved or accrued for Taxes on the Closing Date Balance Sheet. Notwithstanding any other provision of this Agreement, the obligation of the Scripps, jointly and severally, to indemnify and hold harmless Purchaser and each member of the Company Group from Taxes under this Section 8.9(d) shall begin on the Closing Date and end six (6) months following the expiration of the statute of limitations applicable to the assessment and collection of any Taxes for and against which Purchaser and each member of the Company Group are indemnified and held harmless by the Scripps hereunder, to the extent that a claim for indemnification hereunder has not theretofore been made in writing.

            (ii) In determining the amount of any indemnification payment by the Scripps pursuant to this Section 8.9(d), there shall be deducted or added, respectively, from or to the amount to be paid an amount equal to (A) the present value of any net Tax benefit (federal, state, local or foreign) realized, or reasonably expected to be realized, by Purchaser or any member of the Company Group as a consequence of an event giving rise to any payment pursuant to this Section 8.9(d), or (B) the present value of any net Tax detriment (federal, state, local or foreign) realized, or reasonably expected to be realized, by Purchaser or any member of the Company Group as a consequence of an event giving rise to any payment pursuant to this Section 8.9(d). For purposes of this Section 8.9(d)(ii), "present value" shall be calculated using the applicable annual Federal mid-term rate, as that term is defined in the Code, as in effect for the month in which the payment is to be made. For purposes of this Section 8.9(d)(ii), the amount of any "Tax benefit" and "Tax detriment" shall be calculated using the highest effective Tax rate applicable or known to be applicable with respect to the Tax period or periods for which the Tax benefit or the Tax detriment, as the case may be, is reasonably expected to be realized or incurred.

        (e) Charitable Contribution and Net Operating Loss Carryforwards. The Scripps shall notify Purchaser promptly upon their receipt of any information relating to a determination by any Tax authority, whether before or after the Closing Date, which could adversely affect the ability of Purchaser or any member of the Company Group to deduct the charitable contribution or net operating loss carryforwards from Tax periods ended on or prior to the Closing Date which are reflected on the Closing Date Balance Sheet. Further, the Scripps shall not, without the prior written consent of Purchaser, take any action after the Closing Date which would reduce the charitable contribution or net operating loss carryforwards potentially deductible by Purchaser or any member of the Company Group in Tax periods ending subsequent to the Closing Date.

        (f) Tax Audits.

                (i) Purchaser shall notify the Scripps in writing of any pending or threatened audit or examination by any Tax authority (a "Tax Audit") or of a Tax assessment for which the Scripps may be liable for indemnification under Section 8.9(d) hereof within thirty (30) days after Purchaser's receipt of notice of such pending or threatened Tax Audit or assessment. The Scripps shall have the right, at their own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any Tax period of any member of the Company Group ending on or before the Closing Date; provided, however, that the Scripps shall in no event take any position in any such proceeding which would subject Purchaser or any member of the Company Group to any civil fraud or any civil or criminal penalty, and provided, further, that the Scripps shall not consent, without the prior written approval of Purchaser, to any change in the treatment of any item which would affect the Tax liability of Purchaser or any member of the Company Group for a Tax period ending subsequent to the Closing Date.

                (ii) The Scripps and Purchaser shall cooperate fully in connection with any Tax Audit, claim for refund, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes attributable to any member of the Company Group with respect to any Tax period which begins before and ends after the Closing Date. The expenses with respect to such Tax Audit, claim for refund, assessment, notice of deficiency, or other adjustment or proposed adjustment shall be shared in accordance with the allocation of the Tax liability at issue, as set forth in Section 8.9(b) hereof.

               (iii) Purchaser shall have the right, at its expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against
                                     - 42 -
any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes for any Tax period ending after the Closing Date with respect to any member of the Company Group; provided, however, that Purchaser shall in no event take any position in any such proceeding which would subject the Scripps to any civil fraud or any civil criminal penalty, and provided, further, that Purchaser shall not consent, without the prior written approval of the Scripps, to any change in the treatment of any item which would affect the Tax liability of the Scripps or of the Company Group for a period ending on or before the Closing Date.

        (g) Mutual Cooperation. The parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax Audit or other examination by any Tax authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, Tax Audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance. Without limiting in any way the foregoing provisions of this Section 8.9, Purchaser hereby agrees to retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns of any member of the Company Group for all Tax periods that include the dates from January 1, 1990 to the Closing Date, inclusive, and that it will not destroy or otherwise dispose of such records without first providing the Scripps with a reasonable opportunity to review and copy such records.

        SECTION 8.10 Excluded Assets and Subsidiaries. The parties acknowledge that the Excluded Assets and Subsidiaries will not be sold to Purchaser but instead will be conveyed or otherwise distributed to the Scripps at or before Closing. Notwithstanding anything to the contrary in this Agreement, such conveyance or distribution may be structured as a purchase of assets (including assets of the Excluded Subsidiaries) by the Scripps to occur simultaneously with the Closing, as a redemption of certain shares of the Common Stock owned by the Scripps, or in such other manner as the Scripps may reasonably determine. In addition, the Company shall cancel any debt of such Excluded Subsidiaries to any member of the Company Group prior to distribution. The Scripps will be responsible for any Taxes and any other obligations relating to the conveyance or distribution of Excluded Assets and Subsidiaries to the Scripps to the extent not reserved for on the Closing Date Balance Sheet.

        SECTION 8.11 Other Owned Real Property. At least ten (10) days before Closing, the Scripps shall provide Purchaser with current surveys and Phase I environmental studies of the Other Owned Real Property. If any such survey or Phase I environmental study discloses a condition that violates the representations and warranties in Section 6.6(a) or Section 6.10, Purchaser may elect to exclude the affected property from the transaction contemplated by this Agreement. Within five (5) business days of being provided with the information described in the first sentence of this Section 8.11, Purchaser shall notify the Scripps in writing whether Purchaser elects to exclude any item of Other Owned Real Property as provided in the immediately preceding sentence, specifying the basis for such election. As to any item of Other Owned Real Property that Purchaser elects to acquire as part of the transactions contemplated by this Agreement, Sellers shall have no liability to Purchaser for any Losses in connection with the matters disclosed on the survey and Phase I environmental study pertaining to such item of Other Owned Real Property (notwithstanding the representations and warranties contained in Sections 6.6(a) and 6.10). As to any item of Other Owned Real Property that Purchaser elects to exclude from the transactions contemplated by this Agreement, such properties shall be deemed to have been added to Schedule 7.2(c) and constitute Excluded Assets and Subsidiaries for purposes of this Agreement but there shall be no adjustment to the Purchaser Price with respect to such properties.



                                 ARTICLE IX.

                   CONDITIONS TO CONSUMMATION OF THE STOCK
                                  PURCHASE

        SECTION 9.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a) any waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission and not withdrawn or terminated that challenges or seeks to enjoin the consummation of the transactions contemplated hereby;

        (b) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any Government Entity that prohibits, restrains, enjoins or restricts the consummation of the Stock Purchase; and

        (c) no Action shall be pending by or before any Government Entity against any Seller or any member of the Company Group or Purchaser that seeks to prohibit, restrain, enjoin or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 9.1(c) shall not excuse performance by any party that has directly or indirectly solicited or encouraged any such Action.

        SECTION 9.2 Conditions to Obligations of Sellers. The obligation of Sellers to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the following additional conditions (which may be waived by the Scripps): (a) Purchaser shall have performed in all material respects its obligations under the provisions of this Agreement required to be performed by it at or prior to the Closing; (b) in the reasonable judgment of the Scripps, the Losses that Sellers would be reasonably likely to incur, assuming that the Closing occurred, as a result of breaches of the representations and warranties of Purchaser contained in this Agreement shall be less than One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate as of the Closing; (c) Purchaser shall have made such filings and obtained such permits, authorizations, consents, waivers or approvals required by it to consummate the transactions contemplated hereby; (d) the Scripps shall have received the Escrow Agreements, duly executed by Purchaser and the Escrow Agent; (e) Sellers shall have received an opinion from Fulbright & Jaworski L.L.P., counsel for Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers and their counsel (substantially in the form of Exhibit 9.2(e)); (f) Sellers shall have received the Purchase Price, instruments and other documents required to be delivered to them pursuant to Section 3.3 of the Agreement; and (g) Sellers shall have received a certificate of the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of Purchaser as to the satisfaction of the conditions set forth in Section 9.1 (as applicable to Purchaser) and in this Section 9.2. If the Scripps waive any of the conditions set forth in this Section 9.2 and elect to close, such decision shall not waive any rights Sellers may have for indemnification under the provisions of Section 11 hereof by reason of any breaches of representations, warranties, covenants, or agreements of Purchaser, or any other matters covered by such indemnification provisions.

        SECTION 9.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the following additional conditions (which may be waived by Purchaser): (a) the Scripps shall have performed in all respects their obligations under Sections 8.1, 8.2, 8.3, and 8.11 of this Agreement, and Sellers shall have performed in all material respects their obligations under the other provisions of this Agreement, required to be performed by them at or prior to the Closing; (b) the representations and warranties of the Scripps and/or the Trust contained in Sections 5.1, 5.2, 5.3, 5.4, 6.2, 6.3(b), 6.3(e) and 6.30 shall be true and correct in all respects; (c) in the reasonable judgment of Purchaser, (i) the Losses that Purchaser would be reasonably likely to incur, assuming that the Closing occurred, as a result of breaches of the representations and warranties of the Scripps and/or the Trust contained in this Agreement (other than those in Sections 5.1, 5.2, 5.3, 5.4, 6.2, 6.3(b), 6.3(e), 6.30, and 9.3(c)(ii)) shall be less than One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate as of the Closing, and (ii) the Losses that Purchaser would be reasonably likely to incur, assuming that the Closing occurred, as a result of appraisal actions or similar valuation proceedings involving the Minority Owned Shares or the interests owned in the Company of record and/or beneficially (then or previously) by family members of the Scripps shall be less than Five Million Dollars ($5,000,000.00) in the aggregate as of the Closing; (d) Sellers and the Company Group shall have made such filings and obtained such permits, authorizations, consents, waivers, or approvals required by it to consummate the transactions contemplated hereby;
(e) the Scripps or the Company Group shall have obtained and delivered to Purchaser all required or appropriate approvals and consents relating to those leases, contracts and other agreements which have been designated on the Schedules as "material"; (f) Purchaser shall have received an opinion from Wilmer, Cutler & Pickering, counsel for the Company Group and Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser and its counsel (substantially in the form of Exhibit 9.3(f)); (g) the Company Group or the Scripps shall have delivered to Purchaser the written resignations of such directors, officers, and employees of the members of the Company Group as Purchaser requests in writing to the Scripps, effective as of the Closing, or shall have otherwise caused the removal and/or termination of such officers, directors, and employees without further liability or obligation of Purchaser or any member of the Company Group; (h) each of the Scripps shall have executed and delivered to Purchaser his or her resignation, in the form as reasonably agreed by the Scripps and Purchaser, as an officer, director, and employee, effective as of the Closing without further liability or obligation of any member of the Company Group or Purchaser; (i) Purchaser shall have received the Escrow Agreements, duly executed by all parties thereto; (j) Purchaser shall have received from each of the Scripps a covenant not to compete, substantially in the form of Exhibit 9.3(j); (k) Purchaser shall have received the instruments and other documents required to be delivered to it pursuant to
Section 3.2 of the Agreement; (l) all contracts listed on Schedule 9.3(l) shall have been terminated or assigned, all of the debts and obligations with respect to such contracts shall have been extinguished to the extent feasible or otherwise reserved for on the Closing Date Balance Sheet, and no member of the Company Group or Purchaser shall have any continuing liability or obligation thereunder in excess of amounts reserved for (other than the obligations subject to the indemnity by the Scripps under Section 11.1(b)(iii)); and (m) Purchaser shall have received certificates of Sellers as to satisfaction of the conditions set forth in Section 9.1 (as applicable to Sellers) and in this
Section 9.3.  If Purchaser waives any of the conditions set forth in this
Section 9.3 and elects to close, such decision shall not waive any rights Purchaser may have for indemnification under the provisions of Section 11 hereof by reason of any breaches of representations, warranties, covenants, or agreements of any Seller, or any other matters covered by such indemnification provisions.

                                  ARTICLE X.

                                 TERMINATION

        SECTION 10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Purchaser and the Scripps.

        SECTION 10.2 Termination by Either Purchaser or the Scripps. This Agreement may be terminated and the Stock Purchase may be abandoned by Purchaser or the Scripps if (a) the Stock Purchase shall not have been consummated by 5:00 p.m. Eastern Time on August 1, 1996, or (b) a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to clause (b) shall have used all reasonable efforts to remove such injunction, order or decree.

        SECTION 10.3 Termination by Sellers. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing by Sellers if (a) there has been one or more breaches by Purchaser of any representations, warranties, covenants, or agreements contained in this Agreement which would entitle Sellers not to close pursuant to Section 9.2 (provided, however, that Sellers may not terminate this Agreement pursuant to this Section 10.3(a) unless, within five (5) days of becoming aware of such breach, Sellers have given written notice of such breach to Purchaser and have provided Purchaser with fifteen (15) days to cure such breach), or (b) the results of the Phase I environmental studies, to be undertaken at the sole expense and control of the Company Group, are such that in the reasonable opinion of the Scripps the liability of one or more members of the Company Group under any and all applicable Environmental Laws would exceed Five Million Dollars ($5,000,000.00). Purchaser shall be entitled to nullify Sellers' election to terminate this Agreement pursuant to this Section 10.3(b) by giving written notice to Sellers within five (5) business days after the date of Sellers' notice of termination to Purchaser (which such notice shall be given no later than July 15, 1996) that it elects to proceed to close hereunder. If Purchaser so elects, Losses that are related to conditions that violate Environmental Laws identified in the Phase I environmental studies up to Five Million Dollars ($5,000,000.00) in the aggregate shall be allocated among the parties as provided for below in Section 11, and Losses related to conditions that violate Environmental Laws identified in the Phase I environmental studies in excess of Five Million Dollars ($5,000,000.00) shall be assumed by Purchaser (and Sellers shall have no further liability for such Losses). In the event that the Agreement is terminated by Sellers pursuant to this

Section 10.3(b), then the Scripps agree, jointly and severally, to reimburse Purchaser for its reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (without regard to the limitations of Section 11.1(c)).

        SECTION 10.4 Termination by Purchaser. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing by Purchaser, if there has been one or more breaches by a Seller of any representations, warranties, covenants, or agreements contained in this Agreement which would entitle Purchaser not to close pursuant to Section 9.3; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 10.4 unless, within five (5) days of becoming aware of such breach, Purchaser has given written notice of such breach to Sellers and has provided Sellers with fifteen (15) days to cure such breach.

        SECTION 10.5 Effect of Termination and Abandonment. In the event of termination of the Agreement and the abandonment of the Stock Purchase pursuant to this Article X, the terminating party shall give written notice thereof as promptly as practicable to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) there shall be no liability or obligation on the part of Purchaser or Sellers or any of their respective officers and directors, and all obligations of the parties shall terminate, except for the obligations of the parties pursuant to (i) Sections 6.28, 8.4,
10.3 (last sentence only), 11.2, 11.3, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11,
11.12 and this Section 10.5 or (ii) the Confidentiality Agreement referred to in Section 8.1(b) hereof; provided, however, that a party who is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including, without limitation, any expenses incurred by the other parties in connection with this Agreement and the transactions contemplated hereby (without regard to the limitations of Sections 11.1(c) and 11.1(f)), and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or Person to which made. In the event that this Agreement is terminated for any reason other than a breach of any representation, warranty, covenant or agreement of Purchaser hereunder which would entitle Sellers not to close pursuant to Section 9.2, the Scripps, jointly and severally, shall reimburse Purchaser for all reasonable out-of-pocket expenses (including reasonable attorney's fees and costs) incurred by Purchaser in defending against claims of any kind asserted against Purchaser or any of its affiliates by any member of the Scripps' family or trusts for their benefit in connection with this Agreement (including the negotiation hereof) or the transactions contemplated hereby.

                                 ARTICLE XI.

                             GENERAL PROVISIONS

        SECTION 11.1 Survival of Representations, Warranties and Agreements; Indemnification.

        (a) The several representations and warranties of the parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the date of this Agreement (except as otherwise provided therein) and, if the Closing occurs, as of the Closing Date, shall be deemed to be material and to have been relied upon by Purchaser or Sellers, as the case may be, notwithstanding any investigation made by Purchaser or Sellers, shall survive the Closing Date and, except as otherwise specifically provided in this Agreement, shall remain operative and in full force and effect for a period of two years following the Closing Date, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal; provided, however, that (i) the representations, warranties, and covenants contained in Sections 5.1, 5.2, 6.2, 6.3(b), 6.3(e), and this Section 11 shall survive without time limit; (ii) the representations, warranties, and covenants contained in the Confidentiality Agreement shall survive as specified therein; (iii) the representations, warranties and covenants relating to Taxes shall survive until six months following the expiration of the applicable statutes of limitations relating to claims with respect thereto (giving effect to any extension thereof by waiver or otherwise); and (iv) the representations, warranties and covenants relating to environmental matters and ERISA shall survive for three years following the Closing Date.

        (b) The Scripps, jointly and severally, shall indemnify and hold harmless Purchaser and its affiliates, officers, directors, stockholders, employees, agents and successors and assigns at all times after the Closing from and against:

            (i) any and all loss, cost, liability, damage and expense (including legal and other expenses incident thereto) to the extent not reserved for on the Closing Date Balance Sheet (each a "Loss" and, collectively, "Losses") arising out of or resulting from any inaccuracy, misrepresentation or breach of any representation, warranty, covenant or agreement of Sellers under this Agreement (including the Schedules and the Exhibits hereto) and the other documents and instruments delivered in connection herewith; provided, however, that for purposes of this subsection 11.1(b)(i), all such representations, warranties, covenants and agreements of the Scripps and/or the Trust shall be deemed to have been made by the Scripps and/or the Trust without any qualification as to materiality or knowledge; provided further, however, that for purposes of third party claims subject to indemnification under this subsection 11.1(b)(i), the representations made in Sections 6.5, 6.6(a), 6.6(e), 6.8, 6.9, 6.10, 6.13 and 6.14(b) shall be deemed to have been made by the Scripps and/or the Trust without regard to the disclosure matters listed on Schedules 6.5, 6.6(a) (items marked with asterisks only), 6.6(e), 6.8, 6.9, 6.10, 6.13, and 6.14(b);

        (ii) any and all Losses (A) arising out of or resulting from the operations of, or the acts or omissions of the employees or agents of, any of the Excluded Subsidiaries or otherwise attributable to the Excluded Assets and Subsidiaries whether before or after the Closing Date (provided, however, that this clause (A) of Section 11.1(b)(ii) shall not apply to liabilities of the Excluded Subsidiaries that result solely from such entities' status before Closing as members of the Company Group), (B) resulting from any causes of action or claims of any kind asserted by unaffiliated third parties and (x) arising from any act or omission of a Seller or any member of the Company Group on or prior to the Closing Date or (y) otherwise attributable to the operations, business, assets, or properties of any member of the Company Group on or prior to the Closing Date, or (C) arising out of the indemnity obligation of Purchaser described in Section 8.7;

        (iii) any and all Losses (1) resulting from any causes of action or claims of any kind asserted by the holders or former holders of minority interests in the Company or any of the Subsidiaries and Non-Stock Interests arising from any action or omission of a Seller or any member of the Company Group on or prior to the Closing Date or otherwise attributable to (A) the Minority Owned Shares, (B) any interest in the Company owned (prior to the Closing) of record or beneficially by family members of the Scripps or trusts for their benefit, or (C) the Non-Stock Interests (including, without limitation, claims or causes of action relating to employment), or (2) any claims by a family member of the Scripps or a trust for their benefit relating to or affecting in any way whatsoever any member of the Company Group (including, without limitation, claims or causes of action relating to employment); and

        (iv) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including legal and other expenses incident thereto) incident to any of the foregoing.

Nothing in this Agreement shall entitle Purchaser to multiple recovery of Purchaser's Losses for the same matter giving rise to indemnification hereunder.

     (c) (i) Except as otherwise provided in the next sentence of this Section 11.1(c)(i), Sellers shall not be liable to Purchaser, whether under Section 11.1(b) or otherwise, except to the extent that the Losses incurred by Purchaser arising out of this Agreement exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate. The limitation on the obligation of Sellers to indemnify Purchaser described in the preceding sentence shall not apply to: (A) any amount owed by Sellers to Purchaser in connection with the Cash Adjustment or Working Capital Adjustment described in Section 2.2; (B) any Loss arising out of a breach by the Scripps and/or the Trust of the covenants made in Sections 8.2, 8.3, and 8.4; (C) any Loss arising out of a breach by the Scripps and/or the Trust of a representation or warranty relating to ownership of the Common Stock or the capital stock of the Subsidiaries (other than the Excluded Subsidiaries); (D) any Loss arising out of a breach by the Scripps and/or the Trust of a representation or warranty made in Sections 5.2, 5.6, 6.3(b), 6.5, or 6.28 or of a covenant made in Section 8.9; (E) any Loss arising from a fraud on Purchaser in connection with this Agreement committed by a Seller or any other officer or director of any member of the Company Group, or any of the employees of any member the Company Group listed in Schedule 1.26; (F) any Loss arising out of the operations of, or the acts or omissions of the employees or agents of, any of the Excluded Assets and Subsidiaries or otherwise attributable to the Excluded Assets and Subsidiaries (provided, however, that this clause (F) of Section 11.1(c)(i) shall not apply to liabilities of the Excluded Subsidiaries that result solely from such entities' status before Closing as members of the Company Group); (G) any Loss described in Section 11.1(b)(iii); or (H) any Loss arising out of the indemnity obligation of Purchaser described in Section 8.7.

            (ii) In no event shall Sellers have any liability to Purchaser, whether under Section 11.1(b) or otherwise, for Losses in excess of the following limits:

                 (A) the liability of Sellers for all Losses other than those specified in Section 11.1(c)(ii)(B) or (C) below ("General Losses"), shall not exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) in the aggregate;

                 (B) the liability of Sellers for all General Losses plus all Losses arising out of a breach of a representation or warranty in Section 6.10 ("Environmental Losses") plus the first Five Million Dollars ($5,000,000.00) of all Tort Losses, as defined below, shall not exceed Twenty-One Million Five Hundred Thousand Dollars ($21,500,000.00) in the aggregate; and

                 (C) the liability of Sellers for the following Losses shall be unlimited: (I) any amount described in Sections 11.1(c)(i)(A) through (H); and
(II) any uninsured Loss arising from third-party tort claims against any member of the Company Group arising out of events occurring on or before the Closing Date ("Tort Losses") to the extent all such Tort Losses exceed Five Million Dollars ($5,000,000.00) in the aggregate.

        (d) Claims for indemnification provided for in Section 11.1(b) must be submitted in writing to the Scripps and the Escrow Agent: (i) in the case of claims based on representations or warranties of the Scripps and/or the Trust, on or before the expiration date of such representation or warranty; (ii) in the case of claims based on breach of covenants or agreements of the Scripps provided for in Sections 8.1(a), 8.4, 8.5, 8.6, and 8.8, within 180 days after the Closing Date; (iii) in the case of claims based on breach of covenants or agreements of the Scripps provided for in Sections 8.1(b), 8.2, 8.3, and 8.9, as well as claims for indemnification pursuant to Sections 11.1(b)(ii)(A) and (b)(iii), at any time; (iv) in the case of claims for indemnification pursuant to Section 11.1(b)(iv), no later than the time that the underlying claim for indemnification must be made pursuant to Sections 11.1(b)(i) through (iii); (v) in the case of claims for indemnification pursuant to Section 11.1(b)(ii)(B), within three years after the Closing Date; (vi) in the case of claims for indemnification pursuant to Section 11.1(b)(ii)(C), within twenty-seven (27) months after the Closing Date; (vii) in the case of claims based upon fraud, within the applicable statute of and (viii) in the case of all other claims not otherwise specifically provided for, within two years after the Closing Date. Claims not asserted in writing within the foregoing time limits shall be deemed waived and forever barred. Purchaser agrees that it shall first seek reimbursement for any Losses under Section 11.1(b) out of the escrow established under the applicable Escrow Agreement before seeking recovery directly from the Scripps.

     (e) Purchaser shall indemnify and hold harmless Sellers and their affiliates, officers, directors, stockholders, employees, agents and successors and assigns at all times after the Closing from and against:

         (i) any and all Losses arising out of or resulting from any inaccuracy, misrepresentation or breach of any representation, warranty, covenant or agreement of Purchaser under this Agreement (including the Schedules and the Exhibits hereto) and the other documents and instruments delivered in connection herewith:

         (ii) any and all Losses resulting from causes of action or claims of any kind asserted by unaffiliated parties arising from any action or omission of Purchaser or any member of the Company Group after the Closing Date; and

         (iii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including legal and other expenses incident thereto) incident to any of the foregoing;

Nothing in this Agreement shall entitle Sellers to multiple recovery of their Losses for the same matter giving rise to indemnification hereunder.

     (f) Purchaser shall not be liable to Sellers, whether under Section 11.1(e) or otherwise, except to the extent that the Losses incurred by Sellers arising out of this Agreement exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) in the
aggregate and in no event shall Purchaser have any liability to Sellers, whether under Section 11.1(e) or otherwise, for Losses in excess of Twenty-One Million Five Hundred Thousand Dollars ($21,500,000.00) in the aggregate. The limitations on the indemnification obligation of Purchaser contained in the preceding sentence shall not apply to any amount owed by Purchaser to Sellers in connection with the Cash Adjustment or Working Capital Adjustment described in Section 2.2.

     (g) Claims for indemnification provided for in Section 11.1(e) must be submitted in writing to Purchaser (i) in the case of claims based on representations or warranties of Purchaser, on or before the expiration date of such representation or warranty; (ii) in the case of claims based on breach of covenants or agreements of Purchaser provided for in Sections 8.1(a), 8.5, 8.6, and 8.8, within 180 days after the Closing Date; (iii) in the case of claims based on breach of covenants or agreements of Purchaser provided for in Sections 8.1(b) and 8.9, and claims for indemnification pursuant to Section 11.1(e)(ii), at any time; (iv) in the case of claims for indemnification pursuant to Section 11.1(e)(iii), no later than the time that the underlying claim for indemnification must be made pursuant to Sections 11.1(e)(i)-(ii), and (v) in the case of all other claims not otherwise specifically provided for, within two years after the Closing Date. Claims not asserted in writing within the foregoing time limits shall be deemed waived and forever barred.

     (h) (i) If at any time a party entitled to indemnity hereunder (the "Indemnitee") shall receive notice of any state of facts that may result in a Loss of the type described in Section 11.1(b) or (e), the Indemnitee shall promptly give written notice (a "Notice of Claim") to the party obligated to provide indemnity hereunder (the "Indemnitor") and, in the case of a claim by Purchaser against the Scripps, to the Escrow Agent (in accordance with the terms of the applicable Escrow Agreement) of the discovery of such potential or actual Loss. A Notice of Claim shall set forth (A) a brief description of the nature of the potential or actual Loss and (B) to the extent then feasible the total amount of Loss anticipated (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Payment of the amount of actual Loss due the Indemnitee as set forth in a Notice of Claim shall be made by the Indemnitor or, in the case of a claim made by Purchaser during the term of an Escrow Agreement, the Escrow Agent to the extent of available funds in the Escrow Agreement (in accordance with the terms of such Escrow Agreement) no later than the thirtieth (30th) day after the date of the Notice of Claim (or such later date as the Indemnitor receives written notice that an actual Loss has occurred) and, to the extent that there are no such available funds, by the Indemnitor, unless the provisions of subsection 11.1(h)(ii) or (iii) are applicable thereto. The Indemnitee's failure to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce its liability.

        (ii) If the Indemnitor shall reject any Loss as to which a Notice of Claim is sent by the Indemnitee, the Indemnitor shall give written notice of such rejection to the Indemnitee and, in the case of a claim by Purchaser against the Scripps, to the Escrow Agent (in accordance with the terms of the applicable Escrow Agreement) within thirty (30) days after the date of receipt of the Notice of Claim. Upon such rejection, the parties shall attempt in good faith to resolve any disagreement, and payment of the amount of actual Loss shall be made by the Indemnitor or, in the case of a claim made by Purchaser, the Escrow Agent within five days of mutual resolution of any disagreement. If any such disagreement remains unresolved as of the forty-fifth (45th) day after receipt of the Notice of Claim, the dispute shall be determined by an independent third party selected jointly by Purchaser and the Scripps, and the decision of such third party shall be final and binding on all parties. If the Notice of Claim is determined by such third party to be proper, payment of the amount of Loss due the Indemnitee as set forth in a Notice of Claim shall be made by the Indemnitor or, in the case of a claim made by Purchaser during the term of an Escrow Agreement, the Escrow Agent to the extent of available funds in the applicable Escrow Agreement (in accordance with the terms of such Escrow Agreement) no later than the fifth (5th) business day after such determination is rendered and, to the extent that there are no such available funds, by the Indemnitor.

        (iii) If any Notice of Claim relates to any claim made against an Indemnitee by a third person, the Notice of Claim shall state the nature, basis and amount of such claim. The Indemnitor shall have the right, at its election, by written notice given to the Indemnitee and, in the case of a claim by Purchaser during the term of an Escrow Agreement, the Escrow Agent, to assume the defense of the claim as to which such notice has been given. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate fully with the Indemnitor in the defense of such claim, provided that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may assume the defense of such claim and take such other action as it may elect to defend or settle such claim as it may determine in its reasonable discretion, provided that the Indemnitor shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

     (i) For purposes of Sections 11.1(b)(i) and 11.1(e)(i), the notice of a claim and/or the filing or threatening of a suit, action, proceeding, or investigation after the date hereof by a family member of the Scripps, a trust for their benefit, Bradley Henke, and/or H-D Holdings, Inc. against Purchaser or Sellers or the transactions contemplated by this

Agreement shall not constitute an inaccuracy, misrepresentation or breach of any representation or warranty by any party made as of the Closing. Neither
Section 11.1(a) nor the certificate referred to in Section 9.2(g) or the certificate referred to in Section 9.3(m) shall be construed as renewing or reaffirming as of the Closing any of the representations or warranties contained in Articles IV, V, and VI insofar as they may relate to the notice of a claim and/or the filing or threatening of a suit, action, proceeding, or investigation after the date hereof by a family member of the Scripps, a trust for their benefit, Bradley Henke, and/or H-D Holdings, Inc. against Purchaser or Sellers or the transactions contemplated by this Agreement.


        SECTION 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) in the case of a facsimile transmission, when received by recipient in legible form and sender has received an electronic confirmation of receipt of the transmission; (b) in the case of delivery by a standard overnight carrier, upon the date of delivery indicated in the records of such carrier; (c) in the case of delivery by hand, when delivered by hand; or (d) in the case of delivery by first class (registered or certified) mail, upon the expiration of five (5) business days after the day when mailed (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

          (a)  If to Purchaser, to:

               Pulitzer Publishing Company
               900 North Tucker Boulevard
               St. Louis, Missouri  63101
               Telefax: (314) 340-3133
               Attention:  Ronald H. Ridgeway
               Senior Vice President-Finance

               with a copy to:

               Fulbright & Jaworski L.L.P.
               666 Fifth Avenue
               New York, New York  63131
               Telefax: (212) 752-5958
               Attention:  Richard A. Palmer, Esq.

          (b)  If to Mr. Edward W. Scripps, Mrs. Betty Knight Scripps, or the
               Trust:

               947 North Ocean Boulevard
               Palm Beach, Florida  33480
               Telefax:  (407) 844-9703

               with a copy to:

               Wilmer, Cutler & Pickering
               2445 M Street, N.W.
               Washington, D.C. 20037
               Telefax:   (202) 663-6363
               Attention:  Duane D. Morse, Esq.


        SECTION 11.3 Binding Effect. All of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, heirs, executors, administrators, and legal representatives. Except as expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity (other than the parties, or their respective successors and permitted assigns, heirs, executors, administrators, and legal representatives) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        SECTION 11.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 11.5 Books and Records. Sellers and Purchaser agree that, so long as any books, records, and files relating to the business, properties, assets, or operations of the Company Group, to the extent that they pertain to the operations of the Company or the Subsidiaries prior to the Closing Date, remain in existence and are available, on and after the Closing Date each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for the purpose of complying with regulatory requirements, meeting auditing needs, or fulfilling similar obligations for which such books, records, or files are reasonably necessary.


        SECTION 11.6 Entire Agreement; Assignment. This Agreement (including the Schedules and the Exhibits hereto) and the other documents and instruments referred to herein constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof. Neither this Agreement nor any obligation hereunder shall be assignable except with the prior written consent of the other parties; provided, however, that Purchaser may assign this Agreement or any of its rights and obligations hereunder to any wholly-owned subsidiary of Purchaser without the prior written consent of the other parties.

        SECTION 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

        SECTION 11.8 Choice of Forum. Any judicial proceeding brought against any of the parties hereto with respect to this Agreement shall be brought in any court of competent jurisdiction in the State of Delaware, including the United States District Court for the District of Delaware, irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the parties to this Agreement hereby consents to the exclusive jurisdiction of any such court and waives any defense or opposition to such jurisdiction.

        SECTION 11.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 11.10 No Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the parties each acknowledge and agree that to the greatest extent permitted by law there shall be no punitive damages awarded by any court, tribunal or administrative or other proceeding arising out of any dispute between or among any of the parties (including, without limitation, any dispute alleged between or among any parties based on alleged fraudulent, willful or dishonest conduct by any party), it being the express intent of all parties to this Agreement to completely and irrevocably waive any right to obtain punitive damages in connection with any such proceeding. Each party acknowledges that prior to agreeing to the foregoing provision it has consulted with its counsel as to the consequences of such provision.

        SECTION 11.11 Drafting. Each party acknowledges that its legal counsel participated in the preparation of this Agreement. The parties therefore stipulate that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against the other.

        SECTION 11.12 Expenses. Whether or not the Stock Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except as otherwise specified herein.

        SECTION 11.13 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 11.14 Waiver. At any time prior to the consummation of the Stock Purchase, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 11.15 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all of the other parties hereto.

        SECTION 11.16 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, in a particular jurisdiction, the remainder of this Agreement, and the application of such provision to other persons or circumstances or in any other jurisdiction, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement, including without limitation, any employee or former employee of any member of the Company Group, any former stockholder of the Company, or any stockholder or former stockholder of any of the Subsidiaries.

        SECTION 11.17 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREFORE, Purchaser, by its duly authorized representative, on behalf of itself, and each Seller have caused this Agreement to be executed, all as of the date first above written.

PULITZER PUBLISHING COMPANY              MR. EDWARD W. SCRIPPS


By: /s/ Ronald H. Ridgway                /s/ Edward W. Scripps
    ---------------------------          -----------------------------
    Name:  Ronald H. Ridgway
    Title: Senior Vice President-Finance







                                         Mrs. Betty Knight Scripps



                                         /s/ Betty Knight Scripps
                                         ---------------------------


                                         THE EDWARD W. SCRIPPS AND BETTY KNIGHT
                                         SCRIPPS CHARITABLE REMAINDER UNITRUST



                                         By: /s/ Edward W. Scripps
                                             -----------------------
                                             Trustee


                                         By: /s/ Betty Knight Scripps
                                             ------------------------
                                             Trustee

                                         By: /s/ Duane D. Morse
                                             ------------------------
                                             Trustee